UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 11-K

(Mark One)
☑    ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2021

OR

☐    TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to

Commission file number: 001-38646

A.Full title of the plan and the address of the plan, if different from that of the issuer named below:

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN

B.    Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

Dow Inc.
2211 H.H. Dow Way
Midland, MI 48674

REQUIRED INFORMATION

Financial statements as of December 31, 2021 and 2020, and year ended December 31, 2021, supplemental schedule for the year ended December 31, 2021, and Report of Independent Registered Public Accounting Firm.

The Dow Chemical
Company Employees'
Savings Plan
Financial Statements as of December 31, 2021 and 2020,
and for year ended December 31, 2021 and Supplemental
Schedule for the year ended December 31, 2021

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN

Report of Independent Registered Public Accounting Firm

To Plan Participants and 401(k) Investment Committee of
The Dow Chemical Company Employees’ Savings Plan
Midland, Michigan

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of The Dow Chemical Company Employees’ Savings Plan (the “Plan”) as of December 31, 2021 and 2020, the related statement of changes in net assets available for benefits for the year ended December 31, 2021, and the related notes (collectively, the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2021 and 2020, and the changes in net assets available for benefits for the year ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risk of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by the Plan’s management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Information

The supplemental information in the accompanying Schedule of Assets (Held at End of Year) as of December 31, 2021 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is presented for the purpose of additional analysis and is not a required part of the financial statements but included supplemental information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ BDO USA, LLP

BDO USA, LLP
Grand Rapids, Michigan
June 17, 2022

We have served as the Plan’s auditor since 2019.

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF DECEMBER 31, 2021 and 2020

	2021			2020
	Allocated Participant Directed	Unallocated Non-participant Directed	Total	Allocated Participant Directed	Unallocated Non-participant Directed	Total
Assets
Investments - at fair value (Notes 3 and 4)	$10,327,727,838	$28,772,751	$10,356,500,589	$9,191,738,777	$95,712,891	$9,287,451,668
Fully benefit-responsive investment contracts - at contract value	1,857,512,151	—	1,857,512,151	2,029,622,679	—	2,029,622,679
Receivables - interest, dividends and other	3,055,166,328	2	3,055,166,330	8,248,882	576,719	8,825,601
Receivables - participant notes	90,504,920	—	90,504,920	98,356,901	—	98,356,901
Total Assets	$15,330,911,237	$28,772,753	$15,359,683,990	$11,327,967,239	$96,289,610	$11,424,256,849
Liabilities
LESOP loan payable (Note 5)	$—	$2,777,671	$2,777,671	$—	$8,963,940	$8,963,940
Other payables	3,566,776,355	134,181	3,566,910,536	5,509,244	433,020	5,942,264
Total Liabilities	$3,566,776,355	$2,911,852	$3,569,688,207	$5,509,244	$9,396,960	$14,906,204
Net Assets Available For Benefits	$11,764,134,882	$25,860,901	$11,789,995,783	$11,322,457,995	$86,892,650	$11,409,350,645
See Notes to Financial Statements.

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2021

	Allocated Participant Directed	Unallocated Non- Participant Directed	Total
Additions
Investment income
Net realized/unrealized gain on investments	$1,276,556,952	$6,882,653	$1,283,439,605
Interest and dividends	177,904,539	3,005,394	180,909,933
Total investment gain	$1,454,461,491	$9,888,047	$1,464,349,538
Employer contributions	$4,847,389	$2,724,746	$7,572,135
Employee contributions	229,915,816	—	229,915,816
Interest on participant notes receivable	4,043,759	—	4,043,759
Allocation of 1,214,376 shares of common stock of Dow Inc., at market	73,362,804	—	73,362,804
Total additions	$1,766,631,259	$12,612,793	$1,779,244,052
Deductions
Distributions and withdrawals	$1,319,297,531	$—	$1,319,297,531
Administrative expenses	1,728,856	—	1,728,856
Interest expense	—	281,738	281,738
Allocation of 1,214,376 shares of common stock of Dow Inc., at market	—	73,362,804	73,362,804
Total deductions	$1,321,026,387	$73,644,542	$1,394,670,929
Net increase (decrease)	$445,604,872	$(61,031,749)	$384,573,123
Transfers out	(3,927,985)	—	(3,927,985)
Net Assets Available for Benefits
Beginning of year	11,322,457,995	86,892,650	11,409,350,645
End of year	$11,764,134,882	$25,860,901	$11,789,995,783
See Notes to Financial Statements.

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS

1.DESCRIPTION OF THE PLAN

The following description of The Dow Chemical Company Employees' Savings Plan (the “Plan”) provides only general information. Participants should refer to the Plan document or the Summary Plan Description provided to all participants for a more complete description of the Plan's provisions.

General - The Plan is a defined contribution plan consisting of (1) a profit sharing plan with a cash or deferred feature, which is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code as of 1986, as amended (“Code”), and (2) a leveraged employee stock ownership plan (“LESOP”), which is intended to qualify as a stock bonus plan under Sections 401(a) and 4975(e)(7) of the Code. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended. The Plan covers any person who is, or becomes, an eligible employee of The Dow Chemical Company (the "Company" or “TDCC”), or of certain of TDCC's subsidiaries, including former employees with balances in the Plan. On April 1, 2019, Dow Inc. became the direct parent company of TDCC. Dow Inc. is an independent, publicly traded company and Dow Inc. common stock is listed on the New York Stock Exchange under the symbol “DOW".

Employee Contributions - Plan participants generally may elect to contribute from 0.5% to 40% of their compensation, depending on the participant's eligible pay, limited to a 0.5% minimum contribution. The maximum yearly gross compensation pre-tax or Roth 401(k) contribution made through payroll deductions was $19,500 in 2021. Participants who attained age 50 before the end of the plan year were eligible to make additional catch-up contributions in the amount of $6,500 in 2021. Plan participants may elect to increase, decrease, suspend, or resume compensation deferrals at any time. New elections are effective as soon as practicable after the request is processed. Newly hired eligible employees not electing to enroll, within a reasonable period of time, are automatically enrolled to contribute 6% of their eligible pay to the Plan, unless the employee elects to opt out. The automatic contributions will increase by 1% each year effective April 1, until the contribution rate reaches 10%, unless the employee designates otherwise. The contributions default to the applicable BTC Lifepath Fund based on the employee's date of birth, unless otherwise designated by the employee.

Company Contributions - In general, the Company's matching contribution provides a 100% match on the first 2% of eligible pay deferrals and a 50% match of the next 4% of eligible pay deferrals. Legacy Rohm and Haas Company employees' Company matching contributions are calculated as 100% of the first 3% of eligible pay deferrals and a 50% match of the next 3% of eligible pay deferrals. For legacy Dow Silicones Corporation (formally known as Dow Corning Corporation) employees hired prior to January 1, 2006, the Company's matching contribution provides a 100% match on the first 3% of eligible pay deferrals and 50% on the next 2% of eligible pay deferrals; and for those hired on and after January 1, 2006 and prior to September 1, 2016, the Company's matching contribution provides a 100% match on the first 3% of eligible pay deferrals and 50% on the next 4% of eligible pay deferrals. The Company's matching contribution is made in the form of Dow Inc. stock from the LESOP. Employees may divest their Dow Inc. stock at any time and elect one of the other investment options available to them under the Plan.

Effective January 1, 2022, the Company will harmonize matching contributions to the Plan across the Company's U.S. eligible employee population. The new matching contribution will allow all eligible U.S. employees to receive matching contributions of up to 5% of their eligible compensation. In addition, beginning on January 1, 2024, all eligible U.S. employees will receive an automatic non-elective contribution to the Plan of 4% of their eligible compensation.

In accordance with the provisions of the Plan, the Plan is required to release shares in proportion to the principal and interest paid on the LESOP loan as a percentage of beginning of year outstanding principal and interest. The shares released from unallocated LESOP shares are allocated to participants to satisfy the Company's matching requirements. In 2021, there was no “Excess Employee Stock Ownership Program ("ESOP") Shares Distribution” contribution and no such contingent matching contributions were made to participants.

If the required Company matching contributions under the provisions of the Plan are greater than the value of the shares released, the Company is required to make an additional contribution to cover the shortfall. In March 2022, the Company used 69,705 Dow Inc. treasury shares to contribute and allocate to Plan participants, as required under the Plan's true up provision for the year ended December 31, 2021.

Dividends - Participants invested in the Dow Inc. stock fund may elect to receive dividends as a distribution rather than reinvesting dividends within the participant account.

Account Valuation - Participant account balances reflect the total contributions made to the Plan by employees and the Company, plus investment results, less expenses and withdrawals.

Vesting - Participants are immediately vested in all amounts credited to their Plan account, including employee contributions, Company contributions, and investment earnings.

Benefits Distribution - Benefits are generally distributable upon termination of employment as a lump-sum payment or partial withdrawal or may be deferred until minimum distributions are required by law. The Plan makes a lump-sum payment to terminated participants who have a balance that does not exceed $1,000. Active employees may request in-service distributions upon the attainment of age 59-1/2. Active employees under the age of 59-1/2 may request a distribution in the event of a financial hardship as defined by the Plan.

Participant Notes Receivable - Active participants, retirees and terminated participants may borrow from their employee contributions, plus earnings on those contributions, with a minimum note receivable of $1,000. Participant notes receivable are limited to the smaller of:

•50% of the total account balance or
•$50,000 less the highest outstanding participant note receivable balance in the preceding 12 months

Note receivable repayments for active employees are made through payroll deductions, on an after tax basis, with a minimum term of six months and a maximum of 60 months for any purpose other than the purchase of a primary residence; and a minimum term of six months and a maximum of 120 months for participant note receivable for the purpose of purchasing a primary residence. Repayments, both interest and principal, are credited to the participant's account and are allocated among the fund options according to the participant's current investment election. A fixed interest rate is applied to the note receivable. This rate is generally equal to the prime rate on the last day of each calendar quarter before the loan is processed. The range of interest rates on notes receivable outstanding, excluding deemed loans, at December 31, 2021 and 2020 was 3.25% to 8.5%.

Investments - Participants direct the investment of their contributions into various investment options offered by the Plan.

Related Party and Party-In-Interest Transactions - Administrative expenses of the trustee are charged to the Plan. The assets of the Plan are held by Fidelity Management Trust Company (“Fidelity”), who acts as independent trustee, custodian and recordkeeper for the investments in the Plan, except the assets held by Synthetic Guaranteed Investment Contracts, which are custodied at Bank of New York Mellon ("BNY Mellon"). Fidelity manages certain Plan investments. All transactions with Fidelity and BNY Mellon qualify as party-in-interest transactions.

Plan investments include shares of common stock of TDCC's parent company, Dow Inc., and the Plan holds notes receivable from Plan participants.

The Plan has a loan outstanding with Dorintal Reinsurance, Ltd., a related party. See Note 5 for additional information.

Amendment or Termination - The Plan does not have an expiration date. The Company may at any time terminate, amend, or modify the Plan, subject to certain rights of the Plan participants. Upon termination of the Plan, each participant is entitled to receive the entire balance in his or her account in accordance with the terms of the Plan.

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting - The financial statements of the Plan have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of changes in net assets available for benefits during the reporting period. Actual results could differ from those estimates.

Investment Valuation and Income Recognition - Investments in the Plan consisting of common stock of Dow Inc., mutual funds, certain money market funds and common stock are stated at fair value based upon the quoted market value of such securities at year end. The investments in common/collective trusts are valued at net asset value per share (or its equivalent) of the fund, based on the fair values of the underlying net assets. There are no redemption restrictions or unfunded commitments on these investments. Temporary investments are investments in short term money market funds in the respective investment funds. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation (depreciation) in the fair value of investments includes the Plan's gains and losses on investments bought and sold, as well as held, during the year.

Investments of the Interest Income Fund (“Fund”) included in the Plan consist of Synthetic Guaranteed Investment Contracts (“Synthetic GICs”), bonds, a money market fund, and a common collective trust fund. All of the Plan's Synthetic GICs are fully benefit-responsive and are recorded at contract value. Contract value is the amount participants would normally receive if they were to initiate permitted transactions under the terms of the Plan. Contract value represents deposits made to the contract plus earnings at guaranteed crediting rates less withdrawals and applicable fees. Synthetic GICs operate similarly to an insurance company separate account investment contract, except that the assets are placed in a separate custodial account (owned by the Plan) rather than such assets being held in a separate account of the insurance company. A Synthetic GIC is a wrap contract paired with an underlying investment or investments, usually a portfolio, owned by the Plan, of high-quality, intermediate term fixed income securities or common/collective trusts holding similar investments. The Plan purchases a wrapper contract from financial services institutions.

In addition to holding certain assets, Synthetic GICs include features designed to provide participant liquidity at book value as well as periodic interest crediting rates. The liquidity feature is also known as “benefit responsiveness.” Synthetic GICs may be issued by banks, insurance companies and other financial institutions.

The Synthetic GICs provide for prospective crediting interest rate adjustments based on the interest earnings and fair value of the underlying assets. The crediting interest rates are reset monthly and the contracts guarantee that the crediting interest rates cannot be less than zero.

Certain events may limit the ability of the Plan to transact at contract value with the insurance company and the financial institution issuer. Such events include the following: (i) amendments to the plan documents (including complete or partial plan termination or merger with another plan); (ii) changes to the Plan's prohibition on competing investment options or deletion of equity wash provisions; (iii) bankruptcy of the plan sponsor or other plan sponsor events (e.g., divestitures or spin offs of a subsidiary) which cause a significant withdrawal from the Plan; or (iv) the failure of the Plan to qualify for exemption from federal income taxes or any required exemption of prohibited transactions under ERISA. The plan administrator does not believe that the occurrence of any such event that may limit the Plan's ability to transact at contract value is probable.

Synthetic GICs generally impose conditions on both the Plan and the issuer. If an event of default occurs and is not resolved, the non-defaulting party may terminate the contract. The following may cause the Plan to be in default: a breach of material obligation under the contract; a material misrepresentation; or a material amendment to the plan agreement. The issuer may be in default if it breaches a material obligation under the investment contract; makes a material misrepresentation; or is acquired or reorganized and the successor issuer does not satisfy the investment or credit guidelines applicable to issuers. If, in the event of default of an issuer, the Plan were unable to obtain a replacement investment contract, losses may occur if the market value of the Plan's assets, which were covered by the contract, is below the contract value. The Plan may seek to add additional issuers over time to diversify the Plan's exposure to such risk, but there is no assurance the Plan may be able to do so. The combination of the default of an issuer and an inability to obtain a replacement agreement could render the Plan unable to achieve its objective of maintaining a stable contract value. The terms of an investment contract generally provide for settlement of payments only upon termination of the contract or total liquidation of the covered investments. Generally, payments will be made pro rata, based on the percentage of investments covered by each issuer. Contract termination occurs whenever the contract value or market value of the covered investments reaches zero or upon certain events of default.

If the contract terminates due to issuer default (other than a default occurring because of a decline in its rating), the issuer will generally be required to pay to the Plan the excess, if any, of contract value over market value on the date of termination. If a contract terminates due to a decline in the ratings of the issuer, the issuer may be required to pay to the Plan the cost of acquiring a replacement contract (i.e., replacement cost) within the meaning of the contract. If the contract terminates when the market value equals zero, the issuer will pay the excess of contract value over market value to the Plan to the extent necessary for the Plan to satisfy outstanding contract value withdrawal requests. Contract termination also may occur by either party upon election and notice.

Changes in fixed income market conditions and interest rates may affect the yield to maturity and the market value of the underlying investments. Such changes could have a material impact on the Synthetic GIC's future interest crediting rates. In addition, participant withdrawals from and transfers out of the Interest Income Fund made according to Plan provisions are paid at contract value but funded through the market value liquidation of the underlying investments. This process of funding participant withdrawals and transfers from market value liquidations of underlying investments may also have an effect on future interest crediting rates.

Other Receivables and Other Payables – Other receivables and other payables include investment securities sold and purchased during the reporting period that were not settled at the reporting date. Settlement can take up to three business days after the trade date, which is the standard in the industry.

On December 31, 2021, investment option changes for the Plan were made effective. As a result, existing balances and future contributions of the impacted funds were transferred to new funds. Common stock balances were transferred to the election of the participants' choice or the qualified default investment alternative (“QDIA”) if no choice was made. These changes were recorded on the trade date of December 31, 2021 and resulted in significant unsettled sales and purchases of investments securities.

Participant Notes Receivable - Participant notes receivable are recorded at their unpaid principal balances plus any accrued interest. Participant notes receivable are written off when deemed uncollectible. No allowance for credit losses has been recorded as of December 31, 2021 and 2020.

Benefits Payable - Amounts payable to persons who have withdrawn from participation are not recorded as a liability of the Plan. Benefits payable to participants who had withdrawn from participation in the Plan as of December 31, 2021 and 2020 were insignificant.

Federal Income Tax Status - The Internal Revenue Service has determined and informed the Company by a letter dated September 2, 2014, that the Plan is qualified and the trust established under the Plan is tax exempt under the appropriate sections of the Code. Although the Plan has been amended since receiving the determination letter, the plan administrator believes the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code.

In accordance with guidance on accounting for uncertainty in income taxes, management evaluated the Plan's tax position and does not believe the Plan has any uncertain tax positions that require disclosure or adjustment to the financial statements. The Plan is subject to routine audits by taxing authorities; however, there are currently no audits for any tax periods in progress.

Risks and Uncertainties - The Plan invests in various investment instruments, including shares of the common stock of Dow Inc. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

The pandemic caused by coronavirus disease 2019 (“COVID-19”) has impacted and may continue to impact investment results. The ultimate severity and duration of the COVID-19 pandemic and the resulting impact on the Plan cannot be reasonably estimated.

3.    LEVERAGED EMPLOYEE STOCK OWNERSHIP PLAN INVESTMENTS

The Plan's investment in The Dow Chemical Company LESOP, at December 31, 2021 and 2020, is presented in the following table:

	2021		2020
	Allocated	Unallocated	Allocated	Unallocated
Number of Shares	4,020,030	507,277	4,402,962	1,721,653
Cost	$17,106,378	$15,005,867	$19,195,037	$48,578,984
Fair Value	$228,016,102	$28,772,751	$244,364,391	$95,551,742

4.    FAIR VALUE

Accounting standards require certain assets and liabilities be reported at fair value in the financial statements and provide a framework for establishing that fair value. The framework for determining fair value is based on a hierarchy that prioritizes the inputs and valuation techniques used to measure fair value.

For investments classified as Level 1 measurements, measured using quoted prices in active markets, the total fair value is either the price of the most recent trade at the time of the market close or the official close price as defined by the exchange in which the asset is most actively traded on the last trading day of the period, multiplied by the number of units held without consideration of transaction costs.

For investments classified as Level 2 measurements, where the security is frequently traded in less active markets, fair value is based on the closing price at the end of the period; where the security is less frequently traded, fair value is based on the price a dealer would pay for the security or similar securities, adjusted for any terms specific to that security. Market inputs are obtained from well-established and recognized vendors of market data and subjected to tolerance/quality checks.

For investments classified as Level 3 measurements, the total fair value is based on significant unobservable inputs including assumptions where there is little, if any, market activity for the investment. The investment's fair value level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The following table presents information about certain assets of the Plan measured at fair value on a recurring basis:

Assets Measured at Fair Value on a Recurring Basis	December 31, 2021		December 31, 2020
	Total	Level 1	Total	Level 1
Dow Inc. common stock:
Allocated participant directed	$588,947,129	$588,947,129	$582,601,371	$582,601,371
Unallocated non-participant directed	28,772,751	28,772,751	95,551,742	95,551,742
Common stock [1]	—	—	733,214,184	733,214,184
Mutual funds [1]	1,152,757,615	1,152,757,615	1,686,751,549	1,686,751,549
Temporary investments - Money market funds:
Allocated participant directed [1]	611,239,265	611,239,265	64,485,031	64,485,031
Unallocated non-participant directed	—	—	161,149	161,149
Total categorized assets at fair value	$2,381,716,760	$2,381,716,760	$3,162,765,026	$3,162,765,026
Fair value measured at net asset value per share: [2]
Common/collective trusts [1]	7,974,783,829		6,124,686,642
Total assets at fair value	$10,356,500,589		$9,287,451,668
1.On December 31, 2021, investment option updates for the Plan were made effective. As a result, existing balances and future contributions of the impacted funds were transferred to new funds and certain investment balances were transferred to collective trusts that were formerly in mutual funds. Common stock balances were transferred to the election of the participants' choice or the QDIA if no choice was made.
2.Investments in common/collective trusts are measured at fair value using the net asset value per share (or its equivalent) as a practical expedient and have not been categorized in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the statements of net assets available for benefits.

The Plan's policy is to recognize transfers between levels of the fair value hierarchy as of the actual date of the event of change in circumstances that caused the transfer. There were no significant transfers between levels of the fair value hierarchy during 2021.

5.    LEVERAGED EMPLOYEE STOCK OWNERSHIP PLAN AND LOAN PAYABLE

The Plan consists of a profit sharing plan with a cash or deferred feature which is intended to qualify under Sections 401(a) and 401(k) of the Code and an ESOP that is intended to qualify (as a stock bonus plan) under Sections 401(a) and 4975(e)(7) of the Code. The ESOP consists of (i) a leveraged employee stock ownership plan ("LESOP"), and (ii) the Dow Inc. stock fund. The LESOP includes (i) the assets of the Suspense Account and (ii) a LESOP Stock Fund which (A) shall consist of shares of Dow Inc. common stock acquired with the proceeds of exempt loans and allocated to participant accounts, and (B) shall provide for such subaccounts as described in the definition of “LESOP Account” in Section 1.3 in the Plan and as further necessary. The portion of the Plan invested in the Dow Inc. stock fund constitutes part of the employee stock ownership plan under Section 4975(e)(7) of the Code. The Trustee or its nominee votes all unallocated shares under the LESOP.

The Plan had a loan outstanding with Dorintal Reinsurance, Ltd., a related party, which bears interest at 4% and was scheduled to mature in 2024. Additional principal payments were made in 2019, 2020 and 2021, therefore, the loan will be paid in full during 2022. The Plan uses dividends paid on unallocated shares of Dow Inc. common stock to make the scheduled quarterly principal and interest payments. If needed, the Plan may use dividends paid on allocated shares of Dow Inc. common stock. The Company is required to make a cash contribution to fund any quarterly shortages in common stock dividends paid as compared to required principal and interest payments. In 2021, the Company contributed cash to the Plan to cover the shortfall on the loan repayment. Dow Inc. declared common stock dividends of $2.80 per share during 2021.

Interest expense for the year ended December 31, 2021 was $281,738. The principal payments on the loan scheduled to mature in 2022 are $2,777,671.

6.    RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements to Form 5500 as of December 31, 2021 and 2020:

Reconciliation of Net Assets Available for Benefits per the Financial Statements to Form 5500 at December 31,	2021	2020
Net assets available for benefits per the financial statements	$11,789,995,783	$11,409,350,645
Adjustment from contract value to fair value for fully benefit-responsive Synthetic GICs	34,977,075	92,988,189
Net assets available for benefits per Form 5500	$11,824,972,858	$11,502,338,834

The following is a reconciliation of net increase in net assets available for benefits per the financial statements to Form 5500 for the year ended December 31, 2021:

Reconciliation of Net Increase in Net Assets Available for Benefits per the Financial Statements to Form 5500 for 2021
Net increase in net assets available for benefits per the financial statements	$384,573,123
Adjustment from contract value to fair value for fully benefit-responsive Synthetic GICs	(58,011,114)
Net income per Form 5500	$326,562,009

7.SUBSEQUENT EVENTS
The Plan evaluated subsequent events from December 31, 2021 through June 17, 2022, the date these financials statements were available to be issued.

SUPPLEMENTAL SCHEDULE

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
INCLUDING APPENDICES A - C
AS OF DECEMBER 31, 2021
		(c)
		Description of Investment
	(b)	Including Maturity Date,	(d)	(e)
	Identity of Issuer, Borrower,	Rate of Interest, Collateral,	Cost or Contract	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value	Value
*	Dow Inc.
	Dow Stock	Dow Stock	**	$360,931,027
	LESOP	Allocated LESOP - Dow Stock	**	228,016,102
	LESOP	Unallocated LESOP - Dow Stock	$15,005,867	28,772,751
	PIM Total Return Inst	Mutual Fund	**	166,600,529
	NB Genesis R6	Mutual Fund	**	287,214,113
	TRP High Yield Inst	Mutual Fund	**	121,800,949
	BTC LifePath RET T	Common/Collective Trust	**	408,308,962
	BTC LifePath 2025 T	Common/Collective Trust	**	455,033,624
	BTC LifePath 2030 T	Common/Collective Trust	**	468,418,417
	BTC LifePath 2035 T	Common/Collective Trust	**	355,221,433
	BTC LifePath 2040 T	Common/Collective Trust	**	295,783,423
	BTC LifePath 2045 T	Common/Collective Trust	**	261,544,818
	BTC LifePath 2050 T	Common/Collective Trust	**	225,135,324
	BTC LifePath 2055 T	Common/Collective Trust	**	197,536,006
	BTC LifePath 2060 T	Common/Collective Trust	**	38,692,404
	BTC LifePath 2065 T	Common/Collective Trust	**	232,892
	SS EMRG MKTS IDX II	Common/Collective Trust	**	106,111,393
	SS GACEQ EXUS IDX II	Common/Collective Trust	**	188,187,169
	INV GOVT Liquidty TR	Common/Collective Trust	**	115,942,696
	BR Midcap GR EQ UA	Common/Collective Trust	**	558,703,909
	MKS Convertible	Common/Collective Trust	**	35,895,939
	MFS US REIT Fund	Common/Collective Trust	**	92,151,129
	BR Equity Index	Common/Collective Trust	**	2,071,219,791
	BR Extended EQ MKT	Common/Collective Trust	**	497,419,825
	BR US Debt Index NL	Common/Collective Trust	**	180,172,809
	Vang Global Equity	Mutual Fund	**	260,100,006
	Vang Dev Mkt IDX IP	Mutual Fund	**	157,453,716
	Vang LT Treasury ADM	Mutual Fund	**	61,562,724
	PIM Com Real Ret I	Mutual Fund	**	21,839,646
	PIM Real Return Inst	Mutual Fund	**	76,185,932
	Small Cap:
	BTC Russell 2000 Index Fund	Common/Collective Trust	**	351,806,377
	Forward			$8,673,995,835

*	Represents a party-in-interest to the Plan
**	Cost information not required

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
INCLUDING APPENDICES A - C
AS OF DECEMBER 31, 2021
		(c)
		Description of Investment
	(b)	Including Maturity Date,	(d)	(e)
	Identity of Issuer, Borrower,	Rate of Interest, Collateral,	Cost or Contract	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value	Value
	Forward			$8,673,995,835

*	Fidelity Contrafund Pool CL 3	Common/Collective Trust	**	1,071,265,489
*	Interest Bearing Cash	Temporary Investments	**	525,375,385
*	Non-Interest Bearing Cash	Temporary Investments	**	15
*	Fidelity Short Term Investment Fund	Temporary Investments	**	85,863,865
*	Participant Notes Receivable	Interest recorded at prime rate (3.25% - 8.5%) and maturities up to 120 months	**	90,504,920
	Total			$10,447,005,509

*	Represents a party-in-interest to the Plan			(continued)
**	Cost information not required

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
INCLUDING APPENDICES A - C
AS OF DECEMBER 31, 2021
		(c)
		Description of Investment
	(b)	Including Maturity Date,	(d)	(e)
	Identity of Issuer, Borrower,	Rate of Interest, Collateral,	Cost or Contract	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value	Value
	Pacific Life:
	G-27523.01.0001 (see underlying assets at Appendix A)	PIMCO Dow; IGT Invesco ShrtTrm Bond; evergreen; Synthetic GIC	**	$305,062,894

	Voya Retirement & Annuity:
	60031 (see underlying assets at Appendix A)	PIMCO Dow; IGT Invesco ShrtTrm Bond; evergreen; Synthetic GIC	**	331,495,832

	Transamerica:
	MDA01078TR (see underlying assets at Appendix B)	NISA Dow; Jennison Dow; evergreen; Synthetic GIC	**	306,015,771

	Prudential:
	GA-62233 (see underlying assets at Appendix B)	Jennison Dow; IGT Invesco ShrtTrm Bond; evergreen; Synthetic GIC	**	323,054,193

	RGA:
	RGA00036 (see underlying assets at Appendix C)	Wellington Dow; IGT Invesco ShrtTrm Bond; evergreen; Synthetic GIC	**	277,035,437

	Met Tower Life:
	38025 (see underlying assets at Appendix C)	Wellington Dow; MacKay Shields Dow; IGT Invesco ShrtTrm Bond evergreen; Synthetic GIC	**	314,848,024

	Total guaranteed investment contracts			$1,857,512,151
	Total			$12,304,517,660

*	Represents a party-in-interest to the Plan
**	Cost information not required

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX A - UNDERLYING ASSETS FOR PACIFIC LIFE G-27523.01.0001 AND VOYA RETIREMENT & ANNUITY 60031
December 31, 2021

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	ADVENTIST HEALTH SYSTEM/WEST	2.433% 09/01/2024 DD 10/31/19	700,000	$700,000	$710,062
	AERCAP IRELAND CAPITAL DAC / A	3.300% 01/30/2032 DD 10/29/21	600,000	597,744	612,480
	ALEXANDRIA REAL ESTATE EQUITIE	1.875% 02/01/2033 DD 08/05/20	700,000	698,684	658,651
	AMEREN CORP	1.750% 03/15/2028 DD 03/05/21	1,000,000	999,080	967,110
	AMERICAN TOWER CORP	2.750% 01/15/2027 DD 10/03/19	700,000	698,866	721,910
	AMERICAN TOWER CORP	3.000% 06/15/2023 DD 12/08/17	900,000	925,875	925,452
	ANDREW W MELLON FOUNDATION/THE	0.947% 08/01/2027 DD 07/29/20	700,000	700,000	679,504
	AT&T INC	4.300% 02/15/2030 DD 08/15/18	1,549,000	1,557,163	1,745,010
	AVOLON HOLDINGS FUNDING L 144A	2.125% 02/21/2026 DD 01/21/21	400,000	396,064	392,796
	BANCO SANTANDER SA	1.849% 03/25/2026 DD 03/25/21	600,000	600,000	597,012
	BANK 2017-BNK7 BNK7 ASB	3.265% 09/15/2060 DD 09/01/17	1,000,000	1,029,960	1,046,280
	BANK 2021-BNK38 BN38 ASB	2.506% 12/15/2064 DD 12/01/21	500,000	514,982	513,010
	BANK OF AMERICA CORP	VAR RT 02/13/2026 DD 02/13/20	100,000	100,150	101,327
	BANK OF AMERICA CORP	VAR RT 07/21/2028 DD 07/21/17	2,800,000	2,982,196	3,015,600
	BANK OF AMERICA CORP	VAR RT 12/20/2028 DD 12/20/17	800,000	805,326	854,744
	BANK OF AMERICA CORP	VAR RT 04/29/2031 DD 04/29/20	500,000	518,465	505,605
	BANNER HEALTH	1.897% 01/01/2031 DD 10/29/20	400,000	400,000	389,792
	BARCLAYS PLC	VAR RT 06/24/2031 DD 06/24/20	2,100,000	2,164,785	2,093,175
	BAT CAPITAL CORP	2.259% 03/25/2028 DD 09/25/20	500,000	500,000	487,620
	BEAR STEARNS ALT-A TRUS 11 2A2	VAR RT 11/25/2034 DD 09/01/04	42,982	42,364	44,342
	BNP PARIBAS SA 144A	VAR RT 09/30/2028 DD 09/30/20	700,000	689,192	683,816
	BROADCOM INC 144A	3.419% 04/15/2033 DD 03/31/21	400,000	425,500	419,812
	BROADCOM INC 144A	3.469% 04/15/2034 DD 03/31/21	300,000	317,523	314,208
	BROOKFIELD FINANCE I UK PLC	2.340% 01/30/2032 DD 07/26/21	700,000	700,000	683,655
	CALIFORNIA ST UNIV REVENUE	1.690% 11/01/2029 DD 09/17/20	600,000	600,000	584,898
	CGMS COMMERCIAL MORTGAG B1 AAB	3.243% 08/15/2050 DD 08/01/17	2,300,000	2,360,131	2,413,022
	CITIGROUP COMMERCIAL GC11 AAB	2.690% 04/10/2046 DD 04/01/13	88,093	87,876	88,891
	CITIGROUP COMMERCIAL GC29 AAB	2.984% 04/10/2048 DD 04/01/15	441,688	451,298	452,377
	CITIGROUP COMMERCIAL MO B2 AAB	3.962% 03/10/2051 DD 03/01/18	700,000	720,960	755,601
	CITIGROUP COMMERCIAL MO P8 AAB	3.268% 09/15/2050 DD 09/01/17	1,100,000	1,132,985	1,151,480
	CITIGROUP INC	3.400% 05/01/2026 DD 05/02/16	2,850,000	2,879,145	3,057,566
	CITIGROUP INC	VAR RT 11/05/2030 DD 11/05/19	750,000	817,110	779,588
	COBB-MARIETTA COLISEUM & EXHIB	2.700% 01/01/2022 DD 09/09/15	650,000	650,000	650,000
	COMM 2013-CCRE11 MORT CR11 ASB	3.660% 08/10/2050 DD 10/01/13	226,438	236,557	231,379
	COMM 2013-CCRE9 MORTGAG CR9 A4	VAR RT 07/10/2045 DD 07/01/13	600,000	633,609	622,590
	COMM 2014-CCRE19 MORT CR19 ASB	3.499% 08/10/2047 DD 08/01/14	441,847	455,091	455,138
	COMM 2015-DC1 MORTGAGE DC1 ASB	3.142% 02/10/2048 DD 03/01/15	213,412	219,812	218,000
	COMM 2016-COR1 MORTGA COR1 ASB	2.972% 10/10/2049 DD 10/01/16	483,632	489,092	500,753
	COMM 2016-CR28 MORTGAG CR28 A4	3.762% 02/10/2049 DD 02/01/16	1,000,000	1,091,367	1,071,050

COMMIT TO PUR FNMA SF MTG	2.000% 02/01/2037 DD 02/01/22	—	1,797	1,797
COMMIT TO PUR FNMA SF MTG	2.000% 01/01/2037 DD 01/01/22	—	(2,227)	(2,227)
COMMIT TO PUR FNMA SF MTG	2.500% 01/01/2052 DD 01/01/22	—	86	86
COOPERATIEVE RABOBANK UA 144A	VAR RT 06/24/2026 DD 06/24/20	500,000	500,000	493,035
CREDIT AGRICOLE SA/LONDON 144A	3.250% 10/04/2024 DD 10/04/17	900,000	926,010	941,697
CREDIT SUISSE GROUP AG 144A	VAR RT 06/05/2026 DD 06/05/20	1,000,000	1,000,000	1,006,020
CREDIT SUISSE GROUP AG 144A	VAR RT 05/14/2032 DD 05/14/21	1,000,000	1,043,500	1,018,690
CSAIL 2015-C1 COMMERCIA C1 ASB	3.351% 04/15/2050 DD 03/01/15	245,327	252,686	252,346
CSAIL 2015-C4 COMMERCIA C4 ASB	3.617% 11/15/2048 DD 11/01/15	760,481	817,547	790,786
DELL INTERNATIONAL LLC / EMC C	5.450% 06/15/2023 DD 06/15/21	108,000	117,873	113,938
DELL INTERNATIONAL LLC / EMC C	6.020% 06/15/2026 DD 06/15/21	300,000	360,438	346,929
DEUTSCHE BANK AG/NEW YORK NY	VAR RT 09/18/2031 DD 09/18/20	200,000	214,716	210,710
DEUTSCHE BANK AG/NEW YORK NY	VAR RT 05/28/2032 DD 05/28/21	400,000	404,916	403,508
DLLAD 2021-1 LLC 1A A3 144A	0.640% 09/21/2026 DD 07/28/21	1,000,000	999,938	982,180
DTE ELECTRIC CO	1.900% 04/01/2028 DD 03/29/21	1,000,000	999,150	990,890
DTE ENERGY CO	1.050% 06/01/2025 DD 08/06/20	900,000	898,911	882,171
ECMC GROUP STUDENT 1A A1B 144A	VAR RT 11/25/2070 DD 09/22/21	1,728,705	1,728,705	1,727,945
ECMC GROUP STUDENT L 2A A 144A	VAR RT 05/25/2067 DD 08/10/17	590,277	590,277	598,217
EQUITABLE FINANCIAL LIFE 144A	1.300% 07/12/2026 DD 07/12/21	1,000,000	998,070	979,150
ESC LEHMAN BRTH HLD	0.000% 05/02/2018 DD 04/24/08	1,800,000	926,071	9,900
ESC LEHMAN BRTH HLD ESCROW	0.000% 11/24/2013 DD 01/22/08	900,000	475,078	4,950
EXPEDIA GROUP INC 144A	6.250% 05/01/2025 DD 05/05/20	242,000	280,841	273,119
FEDERAL HOME LN BK CONS BD	3.375% 12/08/2023 DD 12/09/13	1,300,000	1,326,620	1,365,949
FHLMC POOL #1G-1744	VAR RT 08/01/2035 DD 09/01/05	36,175	36,715	37,774
FHLMC POOL #78-0605	VAR RT 06/01/2033 DD 06/01/03	156,435	158,425	167,566
FHLMC POOL #84-6183	VAR RT 01/01/2024 DD 10/01/95	2,058	2,265	2,360
FHLMC POOL #G0-8835	3.500% 08/01/2048 DD 08/01/18	87,683	86,902	92,655
FHLMC POOL #G0-8836	4.000% 08/01/2048 DD 08/01/18	134,950	137,923	143,524
FHLMC POOL #G0-8841	3.500% 09/01/2048 DD 09/01/18	1,012,755	1,003,735	1,068,548
FHLMC MULTICLASS MTG 3225 HF	VAR RT 10/15/2036 DD 10/15/06	223,774	224,823	227,350
FHLMC MULTICLASS MTG 3843 FE	VAR RT 04/15/2041 DD 04/15/11	233,568	234,152	237,672
FHLMC MULTICLASS MTG 3843 FG	VAR RT 04/15/2041 DD 04/15/11	233,568	234,152	237,672
FHLMC MULTICLASS MTG 4559 AF	VAR RT 03/15/2042 DD 03/01/16	610,171	634,622	643,641
FHLMC MULTICLASS MTG 4736 CD	3.000% 08/15/2046 DD 11/01/17	304,265	299,558	315,900
FHLMC MULTICLASS MTG 4989 FA	VAR RT 08/15/2040 DD 06/01/20	125,890	133,165	134,343
FHLMC MULTICLASS MTG 4989 FB	VAR RT 10/15/2040 DD 06/01/20	64,025	66,806	67,401
FHLMC MULTICLASS MTG K065 A1	2.864% 10/25/2026 DD 07/01/17	578,000	589,528	602,125
FHLMC MULTICLASS MTG W5FX AFX	VAR RT 04/25/2028 DD 06/01/18	2,400,000	2,342,856	2,610,816
FNMA POOL #0072163	VAR RT 02/01/2028 DD 02/01/89	1,216	1,206	1,225
FNMA POOL #0323919	VAR RT 08/01/2029 DD 08/01/99	5,526	5,305	5,572
FNMA POOL #0361373	VAR RT 07/01/2026 DD 09/01/96	6,338	6,499	6,344
FNMA POOL #0FM1796	3.500% 10/01/2034 DD 10/01/19	1,000,620	1,042,365	1,057,385
FNMA POOL #0FM1843	3.500% 11/01/2034 DD 10/01/19	839,993	875,496	888,679
FNMA POOL #0MA2705	3.000% 08/01/2046 DD 07/01/16	243,180	253,192	254,857
FNMA POOL #0MA3897	3.000% 01/01/2035 DD 12/01/19	301,392	310,069	316,546
FNMA GTD REMIC P/T 15-79 FE	VAR RT 11/25/2045 DD 10/25/15	366,847	364,726	368,318
FNMA GTD REMIC P/T 16-11 CF	VAR RT 03/25/2046 DD 02/25/16	415,506	414,208	418,386
FNMA GTD REMIC P/T 18-M12 FA	VAR RT 08/25/2025 DD 09/01/18	150,808	150,559	150,735
FS KKR CAPITAL CORP	1.650% 10/12/2024 DD 10/12/21	500,000	499,230	490,630

GA GLOBAL FUNDING TRUST 144A	1.625% 01/15/2026 DD 01/15/21	550,000	551,898	545,738
GE CAPITAL INTERNATIONAL FUNDI	4.418% 11/15/2035 DD 05/15/16	1,000,000	1,208,525	1,195,120
GLP CAPITAL LP / GLP FINANCING	5.300% 01/15/2029 DD 09/26/18	300,000	340,593	340,560
GNMA POOL #0434944	8.500% 11/15/2030 DD 11/01/00	2,141	2,222	2,199
GNMA POOL #0434985	8.500% 12/15/2030 DD 12/01/00	1,721	1,783	1,728
GNMA POOL #0498147	8.500% 12/15/2029 DD 12/01/99	206	214	207
GNMA POOL #0511172	8.500% 01/15/2030 DD 01/01/00	415	431	417
GNMA POOL #0520979	8.500% 09/15/2030 DD 09/01/00	2,807	2,913	3,173
GNMA POOL #0521829	8.500% 05/15/2030 DD 05/01/00	2,394	2,482	2,436
GNMA POOL #0531197	8.500% 06/15/2030 DD 06/01/00	6,444	6,679	6,470
GNMA POOL #0698036	6.000% 01/15/2039 DD 01/01/09	10,895	11,870	12,556
GNMA POOL #0782190	6.000% 10/15/2037 DD 10/01/07	1,952	2,127	2,265
GNMA POOL #0782449	6.000% 09/15/2038 DD 10/01/08	15,484	16,871	17,796
GNMA II POOL #0003001	8.500% 11/20/2030 DD 11/01/00	4,268	4,409	4,881
GNMA II POOL #0008089	VAR RT 12/20/2022 DD 12/01/92	3,600	3,661	3,612
GNMA II POOL #0008913	VAR RT 07/20/2026 DD 07/01/96	4,061	4,015	4,142
GNMA II POOL #0080022	VAR RT 12/20/2026 DD 12/01/96	5,113	5,135	5,235
GNMA II POOL #0080354	VAR RT 12/20/2029 DD 12/01/99	12,340	12,627	12,774
GOLDEN ST TOBACCO SECURITIZATI	1.600% 06/01/2026 DD 10/07/21	400,000	400,000	397,516
GOLDEN ST TOBACCO SECURITIZATI	2.086% 06/01/2028 DD 10/07/21	400,000	400,000	400,700
GOLDMAN SACHS GROUP INC/THE	3.800% 03/15/2030 DD 03/19/20	2,000,000	2,329,900	2,203,720
GOLDMAN SACHS GROUP INC/THE	VAR RT 06/05/2028 DD 06/05/17	100,000	96,959	107,754
GOLDMAN SACHS GROUP INC/THE	VAR RT 03/09/2027 DD 03/08/21	400,000	400,000	392,060
GOLDMAN SACHS GROUP INC/THE	VAR RT 09/10/2027 DD 06/10/21	200,000	200,000	196,064
GOLDMAN SACHS GROUP INC/THE	VAR RT 07/21/2032 DD 07/21/21	700,000	700,000	690,025
GS MORTGAGE SECURITIES GC39 A3	3.307% 05/10/2052 DD 05/01/19	500,000	515,566	532,655
HAWAII ST	0.852% 10/01/2025 DD 10/29/20	700,000	700,000	688,268
HSBC HOLDINGS PLC	VAR RT 03/13/2028 DD 03/13/17	700,000	797,377	757,127
HSBC HOLDINGS PLC	VAR RT 06/19/2029 DD 06/19/18	1,500,000	1,522,230	1,681,680
HYUNDAI CAPITAL AMERICA 144A	2.850% 11/01/2022 DD 10/31/19	600,000	599,934	610,362
IMPERIAL BRANDS FINANCE P 144A	3.750% 07/21/2022 DD 07/21/15	1,000,000	1,059,420	1,011,040
JP MORGAN MORTGAGE TRUS A2 4A1	VAR RT 05/25/2034 DD 04/01/04	19,450	19,344	19,902
JPMBB COMMERCIAL MORTG C17 ASB	3.705% 01/15/2047 DD 12/01/13	247,334	258,900	253,678
JPMBB COMMERCIAL MORTG C21 ASB	3.428% 08/15/2047 DD 07/01/14	578,021	595,360	593,494
JPMBB COMMERCIAL MORTG C24 ASB	3.368% 11/15/2047 DD 10/01/14	551,654	568,201	568,325
JPMDB COMMERCIAL MORTGA C4 ASB	2.994% 12/15/2049 DD 11/01/16	886,171	912,756	917,754
JPMORGAN CHASE & CO	VAR RT 10/15/2030 DD 09/12/19	3,100,000	3,338,939	3,188,257
JPMORGAN CHASE & CO	VAR RT 06/01/2029 DD 06/01/21	750,000	765,330	744,518
KANSAS ST DEV FIN AUTH REVENUE	1.519% 05/01/2028 DD 08/26/21	600,000	600,000	587,484
KINDER MORGAN ENERGY PARTNERS	3.500% 09/01/2023 DD 02/28/13	1,500,000	1,480,858	1,550,925
KINDER MORGAN ENERGY PARTNERS	4.300% 05/01/2024 DD 05/02/14	500,000	516,530	530,565
KOREA DEVELOPMENT BANK/THE	VAR RT 02/18/2023 DD 02/18/20	800,000	800,000	801,344
LEHMAN BRTH HLD (RICI) ESCROW	0.000% 12/28/2017 DD 12/21/07	2,000,000	1,998,520	—
LELAND STANFORD JUNIOR UNIVERS	1.289% 06/01/2027 DD 06/04/20	400,000	400,000	394,168
LLOYDS BANKING GROUP PLC	4.550% 08/16/2028 DD 08/16/18	900,000	1,079,190	1,024,416
LOS ANGELES CNTY CA REDEV REFU	2.000% 09/01/2023 DD 08/25/16	800,000	792,424	815,320
MASTR ADJUSTABLE RATE M 15 1A1	VAR RT 12/25/2034 DD 11/01/04	3,311	3,326	3,292
MERRILL LYNCH MORTGAGE A1 2A1	VAR RT 02/25/2034 DD 02/01/04	55,057	55,285	56,743
MIAMI-DADE CNTY FL AVIATION RE	3.285% 10/01/2023 DD 08/30/18	800,000	800,000	831,304

MIAMI-DADE CNTY FL SPL OBLIG	2.036% 10/01/2029 DD 01/07/21	500,000	500,000	495,000
MICHIGAN ST BLDG AUTH REVENUE	1.116% 10/15/2026 DD 09/17/20	700,000	700,000	681,576
MITSUBISHI CORP 144A	1.125% 07/15/2026 DD 07/15/21	600,000	596,754	585,288
MITSUBISHI UFJ FINANCIAL GROUP	2.048% 07/17/2030 DD 07/17/20	1,000,000	1,000,000	972,300
MONONGAHELA POWER CO 144A	3.550% 05/15/2027 DD 05/16/17	600,000	649,074	642,084
MORGAN STANLEY	3.625% 01/20/2027 DD 01/20/17	100,000	109,382	108,482
MORGAN STANLEY	4.000% 07/23/2025 DD 07/23/15	2,000,000	2,131,000	2,168,440
MORGAN STANLEY	VAR RT 02/13/2032 DD 11/13/20	1,000,000	970,290	947,630
MORGAN STANLEY BANK OF C13 ASB	3.557% 11/15/2046 DD 12/01/13	166,697	173,190	170,102
MORGAN STANLEY BANK OF C16 A4	3.600% 06/15/2047 DD 06/01/14	863,144	918,305	890,696
MORGAN STANLEY CAPITAL HR2 ASB	3.509% 12/15/2050 DD 12/01/17	700,000	720,984	742,672
MUNI ELEC AUTH OF GA	0.593% 01/01/2023 DD 10/07/21	775,000	775,000	772,512
NARRAGANSETT ELECTRIC CO/ 144A	3.395% 04/09/2030 DD 04/09/20	1,250,000	1,250,000	1,332,750
NATWEST GROUP PLC	VAR RT 06/14/2027 DD 06/14/21	1,100,000	1,100,000	1,085,524
NAVIENT STUDENT LOAN 5A A 144A	VAR RT 06/25/2065 DD 08/11/16	443,630	443,630	453,541
NEW JERSEY ST TURNPIKE AUTH TU	1.283% 01/01/2027 DD 02/04/21	1,000,000	1,000,000	971,760
NEW YORK CITY NY TRANSITIONAL	3.480% 08/01/2026 DD 09/25/18	1,000,000	1,000,000	1,081,320
NEW YORK LIFE GLOBAL FUND 144A	1.200% 08/07/2030 DD 08/07/20	500,000	499,155	467,060
NEW YORK ST URBAN DEV CORP REV	2.100% 03/15/2022 DD 03/23/17	430,000	429,798	431,617
NEW YORK ST URBAN DEV CORP SAL	2.150% 03/15/2025 DD 10/30/19	700,000	693,924	720,125
NISSAN MOTOR ACCEPTANCE C 144A	VAR RT 01/13/2022 DD 01/13/17	600,000	599,490	600,054
NISSAN MOTOR ACCEPTANCE C 144A	2.450% 09/15/2028 DD 09/16/21	200,000	199,924	194,552
OLYMPUS CORP 144A	2.143% 12/08/2026 DD 12/08/21	500,000	500,000	503,285
ORACLE CORP	2.300% 03/25/2028 DD 03/24/21	900,000	897,687	897,822
OREGON ST DEPT OF TRANSPRTN HI	1.530% 11/15/2030 DD 09/17/20	1,300,000	1,300,000	1,257,750
PACIFIC GAS AND ELECTRIC CO	2.500% 02/01/2031 DD 06/19/20	600,000	599,376	571,842
PACIFIC GAS AND ELECTRIC CO	3.000% 06/15/2028 DD 06/03/21	500,000	497,545	502,115
PACIFIC LIFE GLOBAL FUNDI 144A	1.375% 04/14/2026 DD 04/14/21	800,000	799,576	796,288
PROTECTIVE LIFE GLOBAL FU 144A	1.737% 09/21/2030 DD 09/21/20	600,000	600,000	571,194
PUBLIC SERVICE ELECTRIC AND GA	1.900% 08/15/2031 DD 08/19/21	650,000	648,414	633,230
PUGET ENERGY INC	2.379% 06/15/2028 DD 06/14/21	1,200,000	1,200,000	1,182,132
RYDER SYSTEM INC	2.875% 06/01/2022 DD 05/22/19	700,000	699,594	705,369
SABINE PASS LIQUEFACTION LLC	5.750% 05/15/2024 DD 11/15/14	1,000,000	1,117,630	1,087,720
SAN JOSE CA REDEV AGY SUCCESSO	3.125% 08/01/2028 DD 12/21/17	800,000	754,056	849,464
SANDS CHINA LTD	VAR RT 08/08/2028 DD 08/09/18	400,000	461,304	430,928
SANTANDER UK GROUP HOLDINGS PL	VAR RT 08/21/2026 DD 08/21/20	1,000,000	1,000,000	984,110
SANTANDER UK GROUP HOLDINGS PL	VAR RT 06/14/2027 DD 06/14/21	200,000	200,000	195,924
SBA TOWER TRUST 144A	2.836% 01/15/2050 DD 09/13/19	800,000	800,000	820,920
SEATTLE CHILDREN'S HOSPITAL	1.208% 10/01/2027 DD 02/11/21	600,000	591,198	579,096
SLM STUDENT LOAN T 10 A7B 144A	VAR RT 10/25/2029 DD 04/25/18	446,293	446,293	447,565
SLM STUDENT LOAN T 3A A6B 144A	VAR RT 10/25/2064 DD 04/25/14	811,712	802,073	805,592
SLM STUDENT LOAN TRUST 20 4 A3	VAR RT 01/25/2027 DD 05/19/05	125,500	124,833	125,217
SMBC AVIATION CAPITAL FIN 144A	3.550% 04/15/2024 DD 04/15/19	900,000	901,386	939,447
SMBC AVIATION CAPITAL FIN 144A	4.125% 07/15/2023 DD 07/30/18	500,000	498,965	520,950
SOCIETE GENERALE SA 144A	2.625% 01/22/2025 DD 01/22/20	800,000	798,400	820,472
SOCIETE GENERALE SA 144A	VAR RT 12/14/2026 DD 12/14/20	700,000	700,000	682,101
SOUTHERN CALIFORNIA EDISON CO	1.200% 02/01/2026 DD 10/01/20	900,000	898,290	881,937
SPIRIT REALTY LP	2.100% 03/15/2028 DD 03/03/21	600,000	596,184	584,460
SUTTER HEALTH	1.321% 08/15/2025 DD 10/29/20	500,000	500,000	495,690

TEXAS ST TRANSPRTN COMMISSIONS	4.000% 10/01/2033 DD 07/01/20	600,000	743,928	717,180
THORNBURG MORTGAGE SECUR 4 2A1	VAR RT 09/25/2037 DD 08/01/07	25,696	25,686	25,932
U S TREASURY NOTE	0.250% 05/31/2025 DD 05/31/20	5,700,000	5,664,598	5,546,385
U S TREASURY NOTE	0.250% 10/31/2025 DD 10/31/20	13,000,000	12,911,641	12,569,830
U S TREASURY NOTE	0.375% 11/30/2025 DD 11/30/20	12,000,000	11,999,531	11,642,760
U S TREASURY NOTE	1.375% 01/31/2025 DD 01/31/20	1,800,000	1,835,508	1,821,024
U S TREASURY NOTE	1.500% 11/30/2024 DD 11/30/19	9,100,000	9,047,746	9,245,418
U S TREASURY NOTE	2.000% 04/30/2024 DD 04/30/17	4,100,000	4,063,164	4,211,971
U S TREASURY NOTE	2.125% 03/31/2024 DD 03/31/17	1,800,000	1,787,133	1,852,884
U S TREASURY NOTE	0.625% 12/31/2027 DD 12/31/20	7,000,000	6,988,233	6,703,340
U S TREASURY NOTE	0.375% 12/31/2025 DD 12/31/20	2,400,000	2,393,063	2,327,352
U S TREASURY NOTE	0.125% 01/15/2024 DD 01/15/21	3,000,000	2,993,778	2,962,620
U S TREASURY NOTE	0.375% 01/31/2026 DD 01/31/21	5,300,000	5,278,290	5,129,817
U S TREASURY NOTE	0.750% 01/31/2028 DD 01/31/21	8,900,000	8,867,320	8,577,731
U S TREASURY NOTE	1.125% 02/29/2028 DD 02/28/21	4,000,000	3,990,854	3,945,160
U S TREASURY NOTE	0.500% 02/28/2026 DD 02/28/21	3,600,000	3,551,820	3,499,452
U S TREASURY NOTE	0.750% 03/31/2026 DD 03/31/21	7,500,000	7,439,187	7,361,400
U S TREASURY NOTE	0.375% 08/15/2024 DD 08/15/21	7,500,000	7,484,180	7,402,725
U S TREASURY NOTE	0.875% 09/30/2026 DD 09/30/21	5,000,000	4,931,096	4,913,850
U S TREASURY NOTE	1.250% 11/30/2026 DD 11/30/21	1,500,000	1,501,289	1,500,000
UBS COMMERCIAL MORTGAGE C4 ASB	3.366% 10/15/2050 DD 10/01/17	500,000	514,982	525,010
UBS COMMERCIAL MORTGAGE C7 ASB	3.586% 12/15/2050 DD 12/01/17	800,000	823,995	849,480
UBS GROUP AG 144A	VAR RT 08/13/2030 DD 08/13/19	1,100,000	1,226,082	1,150,831
UBS-BARCLAYS COMMERCIAL C5 AAB	2.687% 03/10/2046 DD 02/01/13	121,471	120,883	122,715
UNITED STATES INTERNATIONAL DE	3.790% 06/15/2034 DD 03/17/14	872,075	872,483	1,008,522
UNIV OF CALIFORNIA CA REVENUES	2.719% 05/15/2024 DD 09/28/17	700,000	700,000	727,328
UNIV OF CALIFORNIA CA REVENUES	1.897% 05/15/2030 DD 03/10/21	500,000	500,000	495,960
US ULTRA BOND FUTURE (CBT)	EXP MAR 22	(7)	—	(3,883)
UTAH ST	3.539% 07/01/2025 DD 09/30/10	1,350,000	1,450,802	1,411,074
VERIZON COMMUNICATIONS INC	2.550% 03/21/2031 DD 03/22/21	2,100,000	2,183,643	2,121,042
WELLS FARGO & CO	VAR RT 06/17/2027 DD 06/17/19	1,600,000	1,656,176	1,687,648
WELLS FARGO & CO	VAR RT 10/30/2030 DD 10/31/19	800,000	854,464	832,472
WELLS FARGO COMMERCIAL C30 ASB	3.412% 09/15/2058 DD 08/01/15	568,347	608,442	587,767
WELLS FARGO COMMERCIAL C35 ASB	2.788% 07/15/2048 DD 07/01/16	539,219	555,378	554,053
WEYERHAEUSER CO	4.000% 04/15/2030 DD 03/30/20	300,000	295,410	334,878
WISCONSIN ELECTRIC POWER CO	2.050% 12/15/2024 DD 12/10/19	900,000	899,829	921,105
WISCONSIN ST GEN FUND ANNUAL	1.899% 05/01/2022 DD 08/16/16	800,000	800,000	804,128
WYANDOTTE CNTY/KANSAS CITY KS	1.562% 09/01/2026 DD 09/15/20	1,000,000	1,000,000	1,004,180
YALE UNIVERSITY	0.873% 04/15/2025 DD 06/09/20	1,100,000	1,100,000	1,089,242
INTEREST BEARING CASH	TEMPORARY INVESTMENTS		1,729,818	1,729,818
TOTAL UNDERLYING ASSETS			$241,396,873	$236,968,999

PACIFIC LIFE INS G-27523.01.0001 - 58.2% of MARKET VALUE				$137,939,654
IGT INVESCO SHORT-TERM BOND FUND				171,572,649
FAIR VALUE PACIFIC LIFE INS - G-27523.01.0001				309,512,303
PACIFIC LIFE INS G-27523.01.0001 - ADJUSTMENT FROM MARKET TO CONTRACT VALUE				(4,449,409)
PACIFIC LIFE INS G-27523.01.0001 - CONTRACT VALUE				$305,062,894

VOYA RETIREMENT & ANNUITY 60031 - 41.8% of MARKET VALUE	$99,029,345
IGT INVESCO SHORT-TERM BOND FUND	236,380,036
FAIR VALUE VOYA RETIREMENT & ANNUITY 60031	335,409,381
VOYA RETIREMENT & ANNUITY 60031 - ADJUSTMENT FROM MARKET TO CONTRACT VALUE	(3,913,549)
VOYA RETIREMENT & ANNUITY 60031 - CONTRACT VALUE	$331,495,832

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX B - UNDERLYING ASSETS FOR TRANSAMERICA MDA01078TR and PRUDENTIAL GA-62233
December 31, 2021

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	3M CO	2.650% 04/15/2025 DD 03/27/20	210,000	$209,818	$219,257
	ABBVIE INC	4.250% 11/14/2028 DD 09/18/18	565,000	560,169	639,411
	ABBVIE INC	2.950% 11/21/2026 DD 05/21/20	470,000	476,431	495,540
	ABBVIE INC	3.200% 11/21/2029 DD 05/21/20	385,000	423,959	412,023
	AERCAP IRELAND CAPITAL DAC / A	1.650% 10/29/2024 DD 10/29/21	965,000	963,823	963,466
	ALLY AUTO RECEIVABLES TRU 4 A3	1.840% 06/17/2024 DD 12/11/19	82,651	84,243	83,121
	ALTRIA GROUP INC	2.350% 05/06/2025 DD 05/06/20	520,000	519,782	532,428
	AMAZON.COM INC	1.650% 05/12/2028 DD 05/12/21	1,000,000	999,410	1,002,230
	AMERICAN ELECTRIC POWER CO INC	1.000% 11/01/2025 DD 11/20/20	245,000	244,434	239,674
	AMERICAN HONDA FINANCE CORP	2.000% 03/24/2028 DD 03/24/21	390,000	389,341	394,181
	AMERICAN INTERNATIONAL GROUP I	3.900% 04/01/2026 DD 03/22/16	435,000	434,783	471,688
	AMERICAN TOWER CORP	1.875% 10/15/2030 DD 09/28/20	1,175,000	1,169,760	1,111,574
	AMGEN INC	2.200% 02/21/2027 DD 02/21/20	765,000	782,220	783,521
	ANHEUSER-BUSCH COS LLC / ANHEU	3.650% 02/01/2026 DD 02/01/19	915,000	931,527	982,856
	ANTHEM INC	2.375% 01/15/2025 DD 09/09/19	285,000	292,983	293,966
	AON CORP	2.200% 11/15/2022 DD 11/15/19	935,000	934,813	947,062
	APPLE INC	2.750% 01/13/2025 DD 11/13/17	185,000	188,552	193,340
	APPLE INC	1.400% 08/05/2028 DD 08/05/21	930,000	927,898	911,186
	AT&T INC	4.350% 03/01/2029 DD 02/19/19	410,000	453,366	460,926
	AT&T INC	1.650% 02/01/2028 DD 08/04/20	430,000	429,458	421,241
	AVALONBAY COMMUNITIES INC	2.450% 01/15/2031 DD 05/22/20	845,000	846,607	867,012
	BANK OF AMERICA CORP	4.000% 01/22/2025 DD 01/22/15	105,000	104,471	112,174
	BANK OF AMERICA CORP	4.450% 03/03/2026 DD 03/03/16	1,120,000	1,156,962	1,233,691
	BANK OF AMERICA CORP	VAR RT 10/01/2025 DD 09/18/17	275,000	275,095	286,195
	BANK OF AMERICA CORP	VAR RT 12/20/2028 DD 12/20/17	1,020,000	1,116,316	1,089,799
	BANK OF AMERICA CORP	VAR RT 07/23/2024 DD 07/23/18	1,070,000	1,125,090	1,114,897
	BANK OF AMERICA CORP	VAR RT 07/23/2030 DD 07/23/19	260,000	260,000	274,446
	BANK OF AMERICA CORP	VAR RT 10/24/2026 DD 10/21/20	155,000	154,710	151,981
	BANK OF AMERICA CORP	VAR RT 06/14/2029 DD 06/14/21	530,000	526,758	526,725
	BAT CAPITAL CORP	2.259% 03/25/2028 DD 09/25/20	1,290,000	1,290,000	1,258,060
	BERKSHIRE HATHAWAY ENERGY CO	3.700% 07/15/2030 DD 01/15/21	1,235,000	1,267,297	1,365,255
	BIOGEN INC	3.625% 09/15/2022 DD 09/15/15	295,000	294,764	301,316
	BMW US CAPITAL LLC 144A	3.800% 04/06/2023 DD 04/09/20	525,000	524,459	544,409
	BOEING CO/THE	2.700% 02/01/2027 DD 07/31/19	545,000	544,185	554,483
	BOEING CO/THE	4.508% 05/01/2023 DD 05/04/20	635,000	635,000	663,283
	BOSTON GAS CO 144A	3.001% 08/01/2029 DD 07/29/19	390,000	390,000	397,890
	BOSTON PROPERTIES LP	3.400% 06/21/2029 DD 06/21/19	565,000	563,955	600,216
	BP CAPITAL MARKETS AMERICA INC	3.194% 04/06/2025 DD 04/06/20	825,000	825,000	869,847
	BRAZOS EDUCATION LOAN AU 2 A1A	2.060% 01/25/2072 DD 11/23/21	395,000	394,975	395,332
	BRISTOL-MYERS SQUIBB CO	3.200% 06/15/2026 DD 06/15/20	440,000	438,803	473,370
	CAMDEN PROPERTY TRUST	2.800% 05/15/2030 DD 04/20/20	315,000	314,776	327,912

CARRIER GLOBAL CORP	2.242% 02/15/2025 DD 08/15/20	425,000	425,000	435,362
CDC MORTGAGE CAPITAL TR HE1 M1	VAR RT 08/25/2033 DD 03/28/03	1,262	1,254	1,269
CDC MORTGAGE CAPITAL TR HE2 M1	VAR RT 10/25/2033 DD 05/29/03	977	977	977
CDC MORTGAGE CAPITAL TR HE3 M1	VAR RT 03/25/2033 DD 11/27/02	398	399	426
CHEVRON CORP	1.995% 05/11/2027 DD 05/11/20	380,000	380,000	385,936
CITIBANK CREDIT CARD ISS A6 A6	VAR RT 05/14/2029 DD 05/22/17	1,620,000	1,616,966	1,645,969
CITIGROUP INC	3.400% 05/01/2026 DD 05/02/16	1,200,000	1,190,107	1,287,396
CITIGROUP INC	VAR RT 03/31/2031 DD 03/31/20	890,000	890,000	1,017,412
COMCAST CORP	3.950% 10/15/2025 DD 10/05/18	65,000	73,243	70,994
COMCAST CORP	3.300% 04/01/2027 DD 03/27/20	900,000	897,597	967,941
COMCAST CORP	1.500% 02/15/2031 DD 08/25/20	1,300,000	1,295,619	1,228,552
COMMIT TO PUR FNMA SF MTG	2.500% 01/01/2052 DD 01/01/22	—	15,829	15,829
COMMIT TO PUR FNMA SF MTG	2.500% 02/01/2052 DD 02/01/22	—	(106,842)	(106,842)
COUNTRYWIDE ASSET-BACKED 5 MV1	VAR RT 03/25/2033 DD 12/30/02	935	947	936
CREDIT SUISSE GROUP AG 144A	VAR RT 06/12/2024 DD 06/12/18	660,000	660,000	686,770
CVS HEALTH CORP	4.300% 03/25/2028 DD 03/09/18	439,000	514,214	493,001
CVS HEALTH CORP	4.780% 03/25/2038 DD 03/09/18	205,000	201,355	250,549
CVS HEALTH CORP	3.750% 04/01/2030 DD 03/31/20	410,000	409,086	449,934
DAIMLER FINANCE NORTH AME 144A	2.700% 06/14/2024 DD 08/15/19	470,000	469,187	485,853
DAIMLER FINANCE NORTH AME 144A	0.750% 03/01/2024 DD 03/02/21	885,000	883,407	876,902
DTE ENERGY CO	VAR RT 10/01/2024 DD 07/01/19	655,000	654,784	674,290
DUKE ENERGY CORP	0.900% 09/15/2025 DD 09/11/20	960,000	959,530	933,322
DUKE ENERGY FLORIDA LLC	3.200% 01/15/2027 DD 01/06/17	350,000	349,790	372,568
DUPONT DE NEMOURS INC	4.493% 11/15/2025 DD 11/28/18	1,235,000	1,409,543	1,365,231
EMERSON ELECTRIC CO	2.000% 12/21/2028 DD 12/21/21	1,160,000	1,157,436	1,158,921
EQUINIX INC	1.550% 03/15/2028 DD 10/07/20	610,000	609,445	587,223
EQUINOR ASA	2.875% 04/06/2025 DD 04/06/20	1,725,000	1,736,921	1,800,952
EQUINOR ASA	3.000% 04/06/2027 DD 04/06/20	645,000	654,724	680,810
EQUINOR ASA	3.700% 03/01/2024 DD 11/08/13	315,000	329,625	332,268
ERP OPERATING LP	3.000% 07/01/2029 DD 06/26/19	520,000	517,816	551,028
EXELON CORP	3.950% 06/15/2025 DD 12/15/15	890,000	899,273	951,214
EXXON MOBIL CORP	2.992% 03/19/2025 DD 03/19/20	2,075,000	2,102,450	2,181,510
FEDERAL HOME LN MTG CORP STRIP	0.000% 07/15/2031 DD 02/20/02	215,000	184,304	180,684
FHLMC POOL #QA-0326	5.000% 06/01/2049 DD 06/01/19	69,219	74,000	75,453
FHLMC POOL #QA-1120	4.000% 07/01/2049 DD 07/01/19	113,533	118,784	120,766
FHLMC POOL #ZN-6298	4.000% 05/01/2049 DD 05/01/19	33,616	34,955	35,820
FIRSTKEY HOMES 202 SFR1 A 144A	1.538% 08/17/2038 DD 07/15/21	739,339	739,335	721,432
FIRSTKEY HOMES 202 SFR2 A 144A	1.266% 10/19/2037 DD 10/20/20	1,715,107	1,717,720	1,672,247
FLORIDA POWER & LIGHT CO	2.850% 04/01/2025 DD 03/27/20	485,000	484,505	506,650
FNMA POOL #0BL0760	3.790% 12/01/2025 DD 12/01/18	235,000	251,698	246,494
FNMA POOL #0BM5680	5.000% 03/01/2049 DD 03/01/19	45,133	48,153	49,290
FOX CORP	3.500% 04/08/2030 DD 04/07/20	225,000	230,868	242,379
GENERAL DYNAMICS CORP	3.500% 04/01/2027 DD 03/25/20	980,000	987,074	1,067,543
GILEAD SCIENCES INC	3.250% 09/01/2022 DD 09/14/15	280,000	279,605	283,774
GNMA II POOL #0891616	VAR RT 06/20/2058 DD 07/01/08	165,432	168,678	168,155
GOLDMAN SACHS GROUP INC/THE	VAR RT 09/10/2027 DD 06/10/21	1,700,000	1,700,000	1,666,544
GOLDMAN SACHS GROUP INC/THE	VAR RT 10/21/2032 DD 10/21/21	845,000	845,000	851,295
GOLDMAN SACHS GROUP INC/THE	3.750% 02/25/2026 DD 02/25/16	1,105,000	1,086,091	1,190,560
GUARDIAN LIFE GLOBAL FUND 144A	1.100% 06/23/2025 DD 06/23/20	380,000	379,650	376,534

GUARDIAN LIFE GLOBAL FUND 144A	0.875% 12/10/2025 DD 12/10/20	1,115,000	1,114,242	1,086,356
HOME EQUITY ASSET TRUST 2 5 M1	VAR RT 12/25/2033 DD 08/28/03	33	33	33
HSBC HOLDINGS PLC	4.300% 03/08/2026 DD 03/08/16	445,000	446,902	487,854
HSBC HOLDINGS PLC	VAR RT 06/19/2029 DD 06/19/18	625,000	625,000	700,700
HSBC HOLDINGS PLC	VAR RT 11/07/2025 DD 11/07/19	200,000	209,434	205,182
HSBC HOLDINGS PLC	4.950% 03/31/2030 DD 03/31/20	255,000	254,681	299,503
HSBC HOLDINGS PLC	VAR RT 04/18/2026 DD 08/18/20	1,300,000	1,300,000	1,289,769
INTERCONTINENTAL EXCHANGE INC	2.100% 06/15/2030 DD 05/26/20	1,440,000	1,429,776	1,424,774
INTERNATIONAL FLAVORS & F 144A	1.832% 10/15/2027 DD 09/16/20	1,070,000	1,069,989	1,051,222
JPMORGAN CHASE & CO	VAR RT 10/15/2030 DD 09/12/19	245,000	264,279	251,975
JPMORGAN CHASE & CO	VAR RT 05/13/2031 DD 05/13/20	455,000	455,000	471,576
JPMORGAN CHASE & CO	VAR RT 04/22/2027 DD 04/22/21	815,000	815,000	805,831
JPMORGAN CHASE & CO	VAR RT 09/22/2027 DD 09/22/21	1,200,000	1,200,000	1,176,972
KEURIG DR PEPPER INC	4.417% 05/25/2025 DD 05/25/19	250,000	250,000	272,100
KIMBERLY-CLARK CORP	3.100% 03/26/2030 DD 03/26/20	215,000	214,834	231,888
KINDER MORGAN INC	4.300% 06/01/2025 DD 11/26/14	415,000	424,418	448,640
LONG BEACH MORTGAGE LOAN 3 M1	VAR RT 07/25/2033 DD 06/05/03	20,331	20,331	20,319
LOWE'S COS INC	4.500% 04/15/2030 DD 03/26/20	900,000	915,071	1,045,710
LOWE'S COS INC	1.300% 04/15/2028 DD 10/22/20	825,000	824,474	791,299
MASTERCARD INC	3.300% 03/26/2027 DD 03/26/20	285,000	284,205	308,171
MCDONALD'S CORP	2.625% 09/01/2029 DD 08/12/19	615,000	610,474	634,975
MCDONALD'S CORP	3.500% 07/01/2027 DD 03/27/20	1,105,000	1,124,810	1,199,091
MCDONALD'S CORP	3.600% 07/01/2030 DD 03/27/20	225,000	263,045	248,884
MONDELEZ INTERNATIONAL INC	2.750% 04/13/2030 DD 04/13/20	405,000	412,242	417,766
MORGAN STANLEY	VAR RT 07/22/2025 DD 07/23/19	775,000	775,000	798,793
MORGAN STANLEY	4.000% 07/23/2025 DD 07/23/15	365,000	364,701	395,740
MORGAN STANLEY	VAR RT 04/01/2031 DD 03/31/20	2,230,000	2,230,000	2,432,417
MORGAN STANLEY ABS CAPI NC7 M1	VAR RT 06/25/2033 DD 07/30/03	1,260	1,260	1,259
NAVIENT PRIVATE ED BA A2A 144A	3.610% 12/15/2059 DD 05/24/18	306,528	321,854	316,352
NAVIENT PRIVATE ED DA A2A 144A	4.000% 12/15/2059 DD 10/25/18	207,141	218,242	214,853
NAVIENT PRIVATE EDU CA A2 144A	3.130% 02/15/2068 DD 05/16/19	541,326	557,058	551,762
NAVIENT PRIVATE EDUC DA A 144A	1.690% 05/15/2069 DD 06/11/20	184,881	187,509	185,004
NAVIENT PRIVATE EDUC FA A 144A	1.220% 07/15/2069 DD 07/30/20	757,364	761,282	755,531
NAVIENT PRIVATE EDUC GA A 144A	1.170% 09/16/2069 DD 09/16/20	439,566	440,346	437,504
NAVIENT PRIVATE EDUC GA A 144A	1.580% 04/15/2070 DD 11/23/21	780,000	778,823	777,231
NAVIENT PRIVATE EDUCA A A 144A	0.840% 05/15/2069 DD 01/28/21	113,669	113,653	112,244
NAVIENT STUDENT LO 1A A1A 144A	1.310% 12/26/2069 DD 02/18/21	434,319	434,190	421,876
NAVIENT STUDENT LO BA A2A 144A	3.390% 12/15/2059 DD 03/21/19	302,955	318,387	312,093
NEW YORK LIFE GLOBAL FUND 144A	2.900% 01/17/2024 DD 01/17/17	1,570,000	1,568,618	1,627,289
NORTHWESTERN MUTUAL GLOBA 144A	0.800% 01/14/2026 DD 01/14/21	620,000	618,909	602,429
NVIDIA CORP	2.850% 04/01/2030 DD 03/31/20	690,000	687,440	733,601
ORACLE CORP	2.950% 11/15/2024 DD 11/09/17	1,340,000	1,387,132	1,393,908
OTIS WORLDWIDE CORP	2.056% 04/05/2025 DD 02/27/20	550,000	552,516	559,372
PACIFIC LIFE GLOBAL FUNDI 144A	1.200% 06/24/2025 DD 06/24/20	665,000	663,524	657,013
PARKER-HANNIFIN CORP	2.700% 06/14/2024 DD 06/14/19	300,000	299,862	309,999
PAYPAL HOLDINGS INC	1.650% 06/01/2025 DD 05/18/20	1,285,000	1,284,743	1,301,255
PFIZER INC	2.625% 04/01/2030 DD 03/27/20	295,000	293,968	311,148
PHILIP MORRIS INTERNATIONAL IN	2.875% 05/01/2024 DD 05/01/19	1,185,000	1,178,447	1,232,187
PHILLIPS 66	1.300% 02/15/2026 DD 11/18/20	330,000	329,868	322,994

PRIVATE EXPORT FUNDING CO 144A	0.550% 07/30/2024 DD 01/15/21	695,000	693,846	686,146
PUBLIC SERVICE ENTERPRISE GROU	2.650% 11/15/2022 DD 11/06/17	775,000	774,016	785,959
PUBLIC SERVICE ENTERPRISE GROU	1.600% 08/15/2030 DD 08/14/20	880,000	878,381	816,605
RECKITT BENCKISER TREASUR 144A	2.750% 06/26/2024 DD 06/26/17	1,500,000	1,498,380	1,550,205
REPUBLIC SERVICES INC	1.450% 02/15/2031 DD 08/20/20	1,115,000	1,109,615	1,038,043
RESOLUTION FDG CORP PRIN STRIP	0.000% 04/15/2030 DD 04/15/90	925,000	813,433	800,532
RESOLUTION FDG CORP STRIP	0.000% 01/15/2030 DD 01/15/90	660,000	579,821	576,008
ROPER TECHNOLOGIES INC	1.000% 09/15/2025 DD 09/01/20	345,000	344,545	337,231
SANTANDER DRIVE AUTO RECE 2 A2	0.280% 04/15/2024 DD 05/26/21	273,082	273,077	273,033
SCHLUMBERGER FINANCE CANADA LT	1.400% 09/17/2025 DD 09/18/20	310,000	309,628	308,996
SIEMENS FINANCIERINGSMAAT 144A	1.200% 03/11/2026 DD 03/11/21	935,000	934,046	920,208
SOUTHERN CALIFORNIA EDISON CO	0.700% 08/01/2023 DD 08/10/21	485,000	485,000	482,042
SOUTHERN CO/THE	2.950% 07/01/2023 DD 05/24/16	1,165,000	1,164,010	1,193,170
SOUTHERN CO/THE	1.750% 03/15/2028 DD 02/26/21	580,000	578,620	565,036
SOUTHWESTERN ELECTRIC POWER CO	1.650% 03/15/2026 DD 03/10/21	290,000	289,971	287,782
T-MOBILE USA INC 144A	2.400% 03/15/2029 DD 12/06/21	445,000	444,706	449,708
TRANSCANADA PIPELINES LTD	4.625% 03/01/2034 DD 02/28/14	305,000	303,621	358,528
TSMC ARIZONA CORP	1.750% 10/25/2026 DD 10/25/21	840,000	839,798	840,882
TSMC GLOBAL LTD 144A	1.375% 09/28/2030 DD 09/28/20	1,575,000	1,560,557	1,462,514
U S TREASURY BOND	2.000% 08/15/2051 DD 08/15/21	540,000	559,684	552,992
U S TREASURY BOND	1.750% 08/15/2041 DD 08/15/21	11,090,000	10,841,959	10,786,799
U S TREASURY BOND	2.000% 11/15/2041 DD 11/15/21	175,000	179,047	177,571
U S TREASURY NOTE	1.000% 12/15/2024 DD 12/15/21	25,655,000	25,697,717	25,689,121
U S TREASURY NOTE	1.375% 10/31/2028 DD 10/31/21	6,940,000	6,908,657	6,918,347
U S TREASURY NOTE	1.375% 12/31/2028 DD 12/31/21	71,825,000	64,615,038	64,650,596
U S TREASURY NOTE	1.250% 12/31/2026 DD 12/31/21	36,105,000	36,081,703	36,090,919
U S TREASURY NOTE	0.750% 12/31/2023 DD 12/31/21	32,495,000	32,508,320	32,506,373
UNION PACIFIC CORP	2.891% 04/06/2036 DD 04/06/21	400,000	402,416	419,844
UNITED PARCEL SERVICE INC	3.900% 04/01/2025 DD 03/24/20	905,000	904,050	977,002
US 10YR ULTRA FUTURE (CBT)	EXP MAR 22	(111)	—	(222,969)
US 2YR TREAS NTS FUT (CBT)	EXP MAR 22	22	—	(9,969)
US LONG BOND FUTURE (CBT)	EXP MAR 22	(62)	—	(12,594)
US ULTRA BOND FUTURE (CBT)	EXP MAR 22	(25)	—	(47,164)
USAA CAPITAL CORP 144A	2.125% 05/01/2030 DD 04/21/20	250,000	249,280	250,210
VERIZON COMMUNICATIONS IN 144A	2.355% 03/15/2032 DD 09/20/21	319,000	320,219	314,706
VERIZON COMMUNICATIONS INC	4.500% 08/10/2033 DD 08/10/17	690,000	688,054	812,234
VERIZON COMMUNICATIONS INC	1.750% 01/20/2031 DD 11/20/20	2,135,000	2,125,286	2,022,998
VERIZON COMMUNICATIONS INC	2.100% 03/22/2028 DD 03/22/21	400,000	399,820	401,084
VIATRIS INC	2.300% 06/22/2027 DD 06/22/21	305,000	312,764	306,979
VIATRIS INC	2.700% 06/22/2030 DD 06/22/21	190,000	198,349	190,866
VOLKSWAGEN GROUP OF AMERI 144A	2.900% 05/13/2022 DD 05/13/20	1,065,000	1,064,425	1,073,690
VOLKSWAGEN GROUP OF AMERI 144A	0.875% 11/22/2023 DD 11/24/20	865,000	863,703	859,326
WALMART INC	1.500% 09/22/2028 DD 09/22/21	270,000	269,714	268,572
WALT DISNEY CO/THE	3.350% 03/24/2025 DD 03/23/20	1,315,000	1,342,623	1,399,134
WEC ENERGY GROUP INC	0.800% 03/15/2024 DD 03/19/21	630,000	629,742	623,650
WELLS FARGO & CO	VAR RT 06/17/2027 DD 06/17/19	790,000	790,000	833,276
WELLS FARGO & CO	VAR RT 10/30/2025 DD 10/31/19	1,640,000	1,640,000	1,680,377
WELLS FARGO & CO	VAR RT 04/04/2031 DD 03/30/20	1,080,000	1,080,000	1,255,867
WELLS FARGO & CO	VAR RT 04/30/2026 DD 04/30/20	720,000	720,000	733,025

WESTLAKE AUTOMOBIL 2A A2A 144A	0.320% 04/15/2025 DD 06/16/21	312,491	311,564	311,648
WISCONSIN ELECTRIC POWER CO	1.700% 06/15/2028 DD 06/15/21	300,000	299,940	294,114
ABBVIE INC	3.450% 03/15/2022 DD 09/15/20	1,150,000	1,196,035	1,151,058
AETNA INC	2.800% 06/15/2023 DD 06/09/16	110,000	111,114	112,716
AETNA INC	3.500% 11/15/2024 DD 11/10/14	625,000	650,867	659,344
AMEREN CORP	2.500% 09/15/2024 DD 09/16/19	265,000	282,151	272,184
AMERICAN HONDA FINANCE CORP	0.750% 08/09/2024 DD 09/09/21	740,000	739,512	731,808
ANTHEM INC	1.500% 03/15/2026 DD 03/17/21	250,000	249,343	249,843
BAE SYSTEMS HOLDINGS INC 144A	3.850% 12/15/2025 DD 12/10/15	150,000	165,425	160,845
BANK OF AMERICA CORP	VAR RT 01/20/2028 DD 01/20/17	1,025,000	1,167,270	1,110,618
BANK OF AMERICA CORP	4.250% 10/22/2026 DD 10/22/14	305,000	342,814	336,738
BANK OF AMERICA CORP	VAR RT 12/06/2025 DD 12/06/21	800,000	800,000	801,912
BANK OF MONTREAL	VAR RT 01/22/2027 DD 01/22/21	70,000	69,776	67,759
BANK OF MONTREAL	1.250% 09/15/2026 DD 09/15/21	415,000	414,299	406,368
BARCLAYS PLC	VAR RT 11/24/2027 DD 11/24/21	1,260,000	1,260,508	1,262,911
BAXTER INTERNATIONAL INC 144A	0.868% 12/01/2023 DD 12/01/21	1,025,000	1,025,000	1,020,982
BAXTER INTERNATIONAL INC 144A	1.915% 02/01/2027 DD 12/01/21	500,000	499,990	502,145
BAXTER INTERNATIONAL INC 144A	2.272% 12/01/2028 DD 12/01/21	205,000	205,000	206,669
BAYER US FINANCE II LLC 144A	3.875% 12/15/2023 DD 06/25/18	1,205,000	1,201,072	1,259,394
BLACK HILLS CORP	3.950% 01/15/2026 DD 01/13/16	415,000	454,906	444,942
BOEING CO/THE	1.433% 02/04/2024 DD 02/04/21	1,195,000	1,197,271	1,193,375
BOSTON SCIENTIFIC CORP	3.450% 03/01/2024 DD 02/25/19	370,000	369,778	386,976
CANADIAN IMPERIAL BANK OF COMM	1.000% 10/18/2024 DD 10/18/21	695,000	694,854	689,002
CANADIAN NATURAL RESOURCES LTD	2.950% 01/15/2023 DD 05/30/17	425,000	424,375	433,118
CANADIAN PACIFIC RAILWAY CO	2.900% 02/01/2025 DD 02/02/15	1,150,000	1,215,478	1,196,495
CAPITAL ONE FINANCIAL CORP	VAR RT 11/02/2027 DD 11/02/21	590,000	590,000	587,339
CENTERPOINT ENERGY HOUSTON ELE	2.400% 09/01/2026 DD 08/11/16	500,000	515,195	515,175
CENTERPOINT ENERGY HOUSTON ELE	3.000% 02/01/2027 DD 01/12/17	400,000	422,012	421,144
CHEVRON USA INC	8.000% 04/01/2027 DD 10/01/20	205,000	267,925	268,618
CIGNA CORP	0.613% 03/15/2024 DD 03/03/21	595,000	595,000	590,145
CITIGROUP INC	VAR RT 04/08/2026 DD 04/08/20	1,350,000	1,441,868	1,415,826
COCA-COLA EUROPACIFIC PAR 144A	0.500% 05/05/2023 DD 05/05/21	345,000	344,679	342,171
COCA-COLA EUROPACIFIC PAR 144A	0.800% 05/03/2024 DD 05/05/21	345,000	344,859	339,359
COMMONSPIRIT HEALTH	2.950% 11/01/2022 DD 10/31/12	370,000	375,550	376,938
CONSTELLATION BRANDS INC	4.250% 05/01/2023 DD 05/14/13	580,000	613,052	604,459
CREDIT SUISSE GROUP AG 144A	VAR RT 06/05/2026 DD 06/05/20	315,000	315,000	316,896
DAIMLER TRUCKS FINANCE NO 144A	1.125% 12/14/2023 DD 12/14/21	350,000	349,209	350,140
DELL INTERNATIONAL LLC / EMC C	4.000% 07/15/2024 DD 01/15/21	590,000	587,398	626,167
DELTA AIR LINES INC / SKY 144A	4.500% 10/20/2025 DD 09/23/20	345,000	347,417	362,709
DTE ENERGY CO	VAR RT 10/01/2024 DD 07/01/19	835,000	834,724	859,591
EAST OHIO GAS CO/THE 144A	1.300% 06/15/2025 DD 06/16/20	360,000	359,636	355,212
EATON CORP	8.100% 08/15/2022 DD 08/12/92	360,000	400,428	375,829
ENERGY TRANSFER LP	5.950% 12/01/2025 DD 11/17/15	265,000	302,312	301,785
ENERGY TRANSFER LP	4.750% 01/15/2026 DD 06/23/15	185,000	208,845	202,261
ENERGY TRANSFER LP / REGENCY E	4.500% 11/01/2023 DD 11/01/13	70,000	69,428	73,333
ENTERGY CORP	0.900% 09/15/2025 DD 08/26/20	300,000	298,818	290,697
EVERSOURCE ENERGY	2.800% 05/01/2023 DD 05/13/13	650,000	660,758	661,375
FEDERAL HOME LN MTG CORP	0.375% 09/23/2025 DD 09/25/20	1,195,000	1,191,403	1,162,914
FHLMC POOL #ZS-2253	5.500% 08/01/2038 DD 09/01/18	49,908	59,203	57,117

FIFTH THIRD BANCORP	VAR RT 11/01/2027 DD 11/01/21	355,000	355,000	350,847
FOMENTO ECONOMICO MEXICANO SAB	2.875% 05/10/2023 DD 05/10/13	610,000	610,138	622,395
GENERAL ELECTRIC CO	3.375% 03/11/2024 DD 03/11/14	500,000	521,150	520,805
GENERAL ELECTRIC CO	VAR RT 05/05/2026 DD 05/05/06	260,000	255,986	255,486
GENERAL MILLS INC	6.410% 10/15/2022 DD 10/05/20	440,000	484,185	459,738
GENERAL MOTORS CO	4.875% 10/02/2023 DD 04/02/14	105,000	112,880	111,552
GENERAL MOTORS CO	5.400% 10/02/2023 DD 05/12/20	250,000	249,740	267,618
GENERAL MOTORS FINANCIAL CO IN	3.950% 04/13/2024 DD 04/13/17	235,000	240,461	247,314
GLOBAL PAYMENTS INC	1.500% 11/15/2024 DD 11/22/21	700,000	699,510	700,252
GOLDMAN SACHS GROUP INC/THE	VAR RT 07/24/2023 DD 07/24/17	1,310,000	1,321,599	1,324,790
GOLDMAN SACHS GROUP INC/THE	VAR RT 05/01/2029 DD 04/23/18	105,000	117,474	116,726
GOLDMAN SACHS GROUP INC/THE	0.481% 01/27/2023 DD 01/27/21	770,000	770,000	768,090
GOLDMAN SACHS GROUP INC/THE	VAR RT 09/10/2027 DD 06/10/21	595,000	595,000	583,290
HSBC HOLDINGS PLC	VAR RT 03/13/2023 DD 03/13/17	875,000	875,000	879,139
HSBC HOLDINGS PLC	VAR RT 09/12/2026 DD 09/12/18	175,000	196,912	189,018
HUMANA INC	0.650% 08/03/2023 DD 08/03/21	270,000	269,819	268,623
HYUNDAI CAPITAL AMERICA 144A	1.000% 09/17/2024 DD 09/17/21	525,000	524,055	516,038
ITC HOLDINGS CORP	3.650% 06/15/2024 DD 06/04/14	265,000	277,842	277,895
ITC HOLDINGS CORP	4.050% 07/01/2023 DD 07/03/13	150,000	157,518	155,339
JPMORGAN CHASE & CO	VAR RT 06/01/2025 DD 06/01/21	730,000	727,121	721,612
JPMORGAN CHASE & CO	VAR RT 06/23/2025 DD 06/23/21	595,000	595,184	589,324
JPMORGAN CHASE & CO	VAR RT 08/09/2025 DD 08/10/21	740,000	740,000	728,426
JPMORGAN CHASE & CO	VAR RT 12/10/2025 DD 12/10/21	1,370,000	1,370,000	1,372,137
KIMBERLY-CLARK DE MEXICO 144A	3.250% 03/12/2025 DD 03/12/15	520,000	553,129	543,457
L3HARRIS TECHNOLOGIES INC	3.950% 05/28/2024 DD 11/28/19	375,000	413,505	396,720
LEIDOS INC	2.950% 05/15/2023 DD 05/15/21	595,000	592,608	609,221
LINCOLN NATIONAL CORP	4.000% 09/01/2023 DD 08/16/13	1,000,000	1,034,310	1,048,400
LOWE'S COS INC	4.000% 04/15/2025 DD 03/26/20	300,000	332,280	324,555
LSEGA FINANCING PLC 144A	1.375% 04/06/2026 DD 04/06/21	615,000	614,379	603,094
MARTIN MARIETTA MATERIALS INC	0.650% 07/15/2023 DD 07/02/21	355,000	354,957	353,754
MITSUBISHI UFJ FINANCIAL GROUP	VAR RT 07/19/2025 DD 07/20/21	515,000	515,000	508,784
MITSUBISHI UFJ FINANCIAL GROUP	VAR RT 07/20/2027 DD 07/20/21	195,000	195,000	191,638
MIZUHO FINANCIAL GROUP INC	VAR RT 07/09/2027 DD 07/09/21	200,000	200,000	196,872
MONDELEZ INTERNATIONAL INC	1.500% 05/04/2025 DD 05/04/20	500,000	500,815	500,670
MONONGAHELA POWER CO 144A	4.100% 04/15/2024 DD 11/27/13	960,000	1,003,835	1,010,064
MORGAN STANLEY	VAR RT 07/22/2025 DD 07/23/19	1,145,000	1,183,861	1,180,152
MORGAN STANLEY	VAR RT 04/28/2026 DD 04/28/20	215,000	223,523	219,311
MORGAN STANLEY	VAR RT 01/25/2024 DD 01/25/21	150,000	150,000	149,495
MORGAN STANLEY	3.750% 02/25/2023 DD 02/25/13	220,000	229,755	227,559
MORGAN STANLEY	VAR RT 10/21/2025 DD 10/19/21	1,045,000	1,045,000	1,036,974
MPLX LP	1.750% 03/01/2026 DD 08/18/20	565,000	563,785	559,610
NASDAQ INC	0.445% 12/21/2022 DD 12/21/20	700,000	700,000	698,992
NATIONAL RURAL UTILITIES COOPE	2.300% 09/15/2022 DD 08/30/17	450,000	451,548	454,829
NATWEST MARKETS PLC 144A	0.800% 08/12/2024 DD 05/12/21	420,000	419,223	413,141
NATWEST MARKETS PLC 144A	1.600% 09/29/2026 DD 09/29/21	315,000	314,924	310,026
NORTHROP GRUMMAN CORP	2.930% 01/15/2025 DD 10/13/17	400,000	432,400	416,828
NVIDIA CORP	0.584% 06/14/2024 DD 06/16/21	705,000	705,000	698,620
OFFICE PROPERTIES INCOME TRUST	2.400% 02/01/2027 DD 08/13/21	130,000	129,848	125,917
OGE ENERGY CORP	0.703% 05/26/2023 DD 05/27/21	230,000	230,000	228,958

OKLAHOMA GAS AND ELECTRIC CO	0.553% 05/26/2023 DD 05/27/21	225,000	225,000	223,533
ONCOR ELECTRIC DELIVERY CO LLC	0.550% 10/01/2025 DD 04/01/21	500,000	481,580	481,535
ORACLE CORP	1.650% 03/25/2026 DD 03/24/21	855,000	854,590	848,733
PACIFIC BELL TELEPHONE CO	7.125% 03/15/2026 DD 03/15/93	600,000	750,384	720,222
PANASONIC CORP 144A	2.536% 07/19/2022 DD 07/19/19	215,000	215,000	216,705
PINNACLE WEST CAPITAL CORP	1.300% 06/15/2025 DD 06/17/20	990,000	1,004,276	974,180
PRINCIPAL LIFE GLOBAL FUN 144A	1.250% 06/23/2025 DD 06/23/20	75,000	74,514	74,140
PUBLIC SERVICE ELECTRIC AND GA	3.000% 05/15/2027 DD 05/05/17	500,000	528,950	529,075
PUBLIC SERVICE ENTERPRISE GROU	0.841% 11/08/2023 DD 11/08/21	585,000	585,000	582,836
RALPH LAUREN CORP	1.700% 06/15/2022 DD 06/03/20	400,000	402,244	402,436
RAYTHEON TECHNOLOGIES CORP	3.700% 12/15/2023 DD 06/15/20	600,000	660,954	628,782
RAYTHEON TECHNOLOGIES CORP	7.200% 08/15/2027 DD 08/15/20	209,000	278,056	261,014
RENESAS ELECTRONICS CORP 144A	1.543% 11/26/2024 DD 11/26/21	635,000	635,000	630,650
ROCHE HOLDINGS INC 144A	1.930% 12/13/2028 DD 12/13/21	475,000	475,000	477,228
ROPER TECHNOLOGIES INC	2.350% 09/15/2024 DD 08/26/19	580,000	578,927	594,807
ROYAL BANK OF CANADA	0.650% 07/29/2024 DD 07/29/21	580,000	579,623	571,909
ROYALTY PHARMA PLC	0.750% 09/02/2023 DD 03/02/21	365,000	362,525	362,737
SAN DIEGO GAS & ELECTRIC CO	1.914% 02/01/2022 DD 03/12/15	40,719	40,719	40,749
SIEMENS FINANCIERINGSMAAT 144A	3.400% 03/16/2027 DD 03/16/17	350,000	377,566	377,437
SOUTHERN CALIFORNIA EDISON CO	1.845% 02/01/2022 DD 01/16/15	49,643	49,643	49,681
SOUTHERN CALIFORNIA GAS CO	3.200% 06/15/2025 DD 06/18/15	345,000	348,616	361,739
SOUTHERN NATURAL GAS CO L 144A	0.625% 04/28/2023 DD 04/29/21	200,000	199,968	198,846
SOUTHWESTERN PUBLIC SERVICE CO	3.300% 06/15/2024 DD 06/09/14	300,000	312,468	312,240
STATE STREET CORP	VAR RT 11/18/2027 DD 11/18/21	155,000	155,000	155,315
SUMITOMO MITSUI FINANCIAL GROU	1.474% 07/08/2025 DD 07/08/20	1,000,000	1,000,000	995,210
SUNCOR ENERGY INC	2.800% 05/15/2023 DD 05/13/20	615,000	614,403	629,219
THERMO FISHER SCIENTIFIC INC	0.797% 10/18/2023 DD 10/22/21	635,000	635,000	632,854
TIME WARNER ENTERTAINMENT CO L	8.375% 03/15/2023 DD 09/15/93	80,000	90,834	86,754
TORONTO-DOMINION BANK/THE	1.250% 09/10/2026 DD 09/10/21	(67,000)	65,763	66,026
TRITON CONTAINER INTERNAT 144A	1.150% 06/07/2024 DD 06/07/21	345,000	344,634	340,146
TSMC ARIZONA CORP	1.750% 10/25/2026 DD 10/25/21	460,000	459,269	460,483
U S TREASURY NOTE	1.500% 09/30/2024 DD 09/30/19	115,000	115,800	116,842
U S TREASURY NOTE	1.500% 11/30/2024 DD 11/30/19	1,420,000	1,474,415	1,442,692
U S TREASURY NOTE	1.750% 05/15/2023 DD 05/15/13	1,780,000	1,726,595	1,809,406
U S TREASURY NOTE	1.750% 06/30/2024 DD 06/30/19	8,990,000	9,060,394	9,187,690
U S TREASURY NOTE	2.125% 03/31/2024 DD 03/31/17	2,480,000	2,557,791	2,552,862
U S TREASURY NOTE	2.125% 11/30/2024 DD 11/30/17	560,000	571,138	578,833
U S TREASURY NOTE	2.250% 11/15/2024 DD 11/15/14	600,000	573,906	622,194
U S TREASURY NOTE	2.750% 04/30/2023 DD 04/30/18	5,805,000	5,948,308	5,974,854
U S TREASURY NOTE	2.750% 05/31/2023 DD 05/31/18	4,545,000	4,726,906	4,685,441
U S TREASURY NOTE	2.750% 07/31/2023 DD 07/31/18	3,040,000	3,076,974	3,142,235
U S TREASURY NOTE	2.750% 08/31/2023 DD 08/31/18	2,020,000	2,102,694	2,089,448
U S TREASURY NOTE	2.375% 02/29/2024 DD 02/28/19	480,000	514,001	496,349
U S TREASURY NOTE	2.250% 04/30/2024 DD 04/30/19	2,280,000	2,403,263	2,354,989
U S TREASURY NOTE	1.500% 10/31/2024 DD 10/31/19	1,155,000	1,214,961	1,173,365
U S TREASURY NOTE	0.500% 03/15/2023 DD 03/15/20	1,700,000	1,714,742	1,700,663
U S TREASURY NOTE	0.375% 04/30/2025 DD 04/30/20	2,115,000	2,132,515	2,068,745
U S TREASURY NOTE	0.125% 05/15/2023 DD 05/15/20	55,000	55,015	54,687
U S TREASURY NOTE	0.250% 06/15/2023 DD 06/15/20	1,475,000	1,479,264	1,468,200

U S TREASURY NOTE	0.250% 06/30/2025 DD 06/30/20	4,385,000	4,360,733	4,261,694
U S TREASURY NOTE	0.125% 07/15/2023 DD 07/15/20	1,055,000	1,053,725	1,047,457
U S TREASURY NOTE	0.250% 07/31/2025 DD 07/31/20	8,060,000	8,046,687	7,821,021
U S TREASURY NOTE	0.125% 08/15/2023 DD 08/15/20	4,845,000	4,839,809	4,805,804
U S TREASURY NOTE	0.125% 08/31/2022 DD 08/31/20	(605,000)	604,504	604,767
U S TREASURY NOTE	0.250% 08/31/2025 DD 08/31/20	1,225,000	1,207,442	1,187,148
U S TREASURY NOTE	0.125% 09/15/2023 DD 09/15/20	5,005,000	5,001,182	4,959,655
U S TREASURY NOTE	0.125% 11/30/2022 DD 11/30/20	825,000	825,161	823,127
U S TREASURY NOTE	0.250% 05/31/2025 DD 05/31/20	8,990,000	8,849,395	8,747,720
U S TREASURY NOTE	0.500% 08/31/2027 DD 08/31/20	960,000	919,886	916,723
U S TREASURY NOTE	0.500% 10/31/2027 DD 10/31/20	20,000	19,182	19,048
U S TREASURY NOTE	0.125% 12/31/2022 DD 12/31/20	(1,695,000)	2,358,969	2,357,966
U S TREASURY NOTE	0.125% 01/15/2024 DD 01/15/21	1,055,000	1,052,955	1,041,855
U S TREASURY NOTE	0.375% 01/31/2026 DD 01/31/21	7,460,000	7,324,827	7,220,459
U S TREASURY NOTE	0.250% 03/15/2024 DD 03/15/21	2,140,000	2,132,142	2,114,748
U S TREASURY NOTE	0.750% 03/31/2026 DD 03/31/21	2,155,000	2,147,127	2,115,176
U S TREASURY NOTE	0.125% 03/31/2023 DD 03/31/21	3,795,000	3,793,298	3,777,657
U S TREASURY NOTE	0.375% 04/15/2024 DD 04/15/21	2,345,000	2,349,763	2,321,925
U S TREASURY NOTE	0.125% 04/30/2023 DD 04/30/21	2,375,000	2,373,637	2,362,389
U S TREASURY NOTE	0.250% 05/15/2024 DD 05/15/21	2,890,000	2,878,410	2,851,158
U S TREASURY NOTE	0.875% 06/30/2026 DD 06/30/21	7,735,000	7,700,802	7,616,577
U S TREASURY NOTE	0.125% 06/30/2023 DD 06/30/21	1,055,000	1,052,566	1,047,910
U S TREASURY NOTE	0.625% 07/31/2026 DD 07/31/21	4,975,000	1,118,064	1,088,587
U S TREASURY NOTE	0.125% 08/31/2023 DD 08/31/21	1,390,000	1,387,392	1,377,893
U S TREASURY NOTE	0.875% 09/30/2026 DD 09/30/21	3,770,000	3,729,808	3,705,043
U S TREASURY NOTE	0.375% 10/31/2023 DD 10/31/21	3,330,000	—	(1,509)
U S TREASURY NOTE	0.750% 11/15/2024 DD 11/15/21	2,850,000	—	(1,976)
U S TREASURY NOTE	1.250% 11/30/2026 DD 11/30/21	6,910,000	6,804,486	6,789,991
U S TREASURY NOTE	1.500% 11/30/2028 DD 11/30/21	1,140,000	1,145,377	1,145,518
U S TREASURY NOTE	0.500% 11/30/2023 DD 11/30/21	3,095,000	3,093,290	3,083,518
U S TREASURY NOTE	1.000% 12/15/2024 DD 12/15/21	1,170,000	1,173,108	1,171,556
UBS AG/LONDON 144A	0.700% 08/09/2024 DD 08/09/21	605,000	604,752	598,097
UNITED AIRLINES 2015-1 CLASS A	3.450% 06/01/2029 DD 11/17/15	135,801	132,066	142,367
UNIVERSAL HEALTH SERVICES 144A	1.650% 09/01/2026 DD 08/24/21	350,000	349,563	343,732
VF CORP	2.050% 04/23/2022 DD 04/23/20	210,000	209,962	211,067
WELLS FARGO & CO	3.000% 10/23/2026 DD 10/25/16	625,000	670,793	657,006
WESTLAKE CHEMICAL CORP	0.875% 08/15/2024 DD 08/19/21	400,000	399,412	394,016
INTEREST BEARING CASH	TEMPORARY INVESTMENTS		8,816,650	8,816,650
TOTAL UNDERLYING ASSETS			$498,518,741	$499,181,556

TRANSAMERICA MDA01078TR - 63.3% of MARKET VALUE				$316,211,221
TRANSAMERICA MDA01078TR - ADJ MARKET TO CONTRACT VALUE				(10,195,450)
TRANSAMERICA MDA01078TR - CONTRACT VALUE				$306,015,771

PRUDENTIAL GA-62233 - 36.7% of MARKET VALUE				$182,970,335
IGT INVESCO SHORT-TERM BOND FUND				151,129,204
FAIR VALUE PRUDENTIAL GA-62233				334,099,539
PRUDENTIAL GA-62233 - ADJUSTMENT FROM MARKET TO CONTRACT VALUE				(11,045,346)
PRUDENTIAL GA-62233 - CONTRACT VALUE				$323,054,193

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX C - UNDERLYING ASSETS FOR MET TOWER LIFE 38025 AND RGA RGA00036
December 31, 2021

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	7-ELEVEN INC 144A	0.950% 02/10/2026 DD 02/10/21	295,000	$294,288	$285,791
	ADOBE INC	1.900% 02/01/2025 DD 02/03/20	560,000	558,807	573,597
	ALLY FINANCIAL INC	1.450% 10/02/2023 DD 09/18/20	500,000	496,870	501,580
	AMAZON.COM INC	2.500% 11/29/2022 DD 11/29/12	360,000	364,111	365,382
	AMAZON.COM INC	0.450% 05/12/2024 DD 05/12/21	370,000	369,460	366,441
	AMERICAN HONDA FINANCE CORP	1.200% 07/08/2025 DD 07/08/20	490,000	489,882	488,300
	ANALOG DEVICES INC	2.950% 04/01/2025 DD 04/08/20	615,000	655,602	646,076
	APPLE INC	0.750% 05/11/2023 DD 05/11/20	395,000	393,926	396,110
	APPLE INC	0.700% 02/08/2026 DD 02/08/21	380,000	379,145	372,438
	ATHENE GLOBAL FUNDING 144A	1.000% 04/16/2024 DD 04/16/21	440,000	439,380	436,308
	BANK OF AMERICA CORP	VAR RT 07/23/2024 DD 07/23/18	265,000	278,995	276,119
	BANK OF AMERICA CORP	VAR RT 10/24/2026 DD 10/21/20	550,000	546,282	539,286
	BANK OF AMERICA CORP	VAR RT 05/19/2024 DD 05/19/20	490,000	490,000	493,592
	BANK OF AMERICA CORP	VAR RT 04/22/2025 DD 04/22/21	430,000	430,000	426,633
	BANK OF MONTREAL	1.850% 05/01/2025 DD 04/27/20	330,000	329,749	335,016
	BANK OF MONTREAL	1.250% 09/15/2026 DD 09/15/21	595,000	593,994	582,624
*	BANK OF NEW YORK MELLON CORP/T	1.850% 01/27/2023 DD 01/28/20	440,000	439,692	446,094
*	BANK OF NEW YORK MELLON CORP/T	0.750% 01/28/2026 DD 01/28/21	520,000	518,882	505,326
	BANK OF NOVA SCOTIA/THE	1.300% 06/11/2025 DD 06/11/20	420,000	419,068	417,749
	BARCLAYS BANK PLC	1.700% 05/12/2022 DD 05/12/20	385,000	384,684	386,305
	BERKSHIRE HATHAWAY ENERGY CO	2.800% 01/15/2023 DD 01/05/18	850,000	833,612	865,657
	BMW US CAPITAL LLC 144A	0.750% 08/12/2024 DD 08/12/21	320,000	319,971	316,512
	BOOKING HOLDINGS INC	2.750% 03/15/2023 DD 08/15/17	450,000	456,741	459,689
	BPCE SA	4.000% 04/15/2024 DD 04/15/14	510,000	543,418	542,966
	BX TRUST 2021-LBA LBA AV 144A	VAR RT 02/15/2036 DD 02/16/21	280,000	280,000	278,930
	BXHPP TRUST 2021-F FILM A 144A	VAR RT 08/15/2036 DD 08/26/21	105,000	105,000	104,448
	CANADIAN IMPERIAL BANK OF COMM	2.250% 01/28/2025 DD 01/28/20	440,000	439,960	449,680
	CANADIAN IMPERIAL BANK OF COMM	1.250% 06/22/2026 DD 06/22/21	630,000	629,118	614,370
	CARMAX AUTO OWNER TRUST 2 1 A4	0.530% 10/15/2026 DD 01/27/21	560,000	557,719	550,015
	CARMAX AUTO OWNER TRUST 2 2 A3	1.700% 11/15/2024 DD 04/29/20	284,727	284,696	286,549
	CARMAX AUTO OWNER TRUST 2 2 A3	0.520% 02/17/2026 DD 04/21/21	630,000	629,864	626,396
	CARMAX AUTO OWNER TRUST 2 3 A3	2.180% 08/15/2024 DD 07/30/19	347,781	348,542	351,554
	CARMAX AUTO OWNER TRUST 2 3 A4	0.770% 03/16/2026 DD 07/22/20	395,000	394,863	393,606
	CATERPILLAR FINANCIAL SERVICES	2.150% 11/08/2024 DD 11/08/19	500,000	501,110	514,610
	CHARLES SCHWAB CORP/THE	4.200% 03/24/2025 DD 03/24/20	540,000	619,650	587,320
	CHEVRON CORP	3.191% 06/24/2023 DD 06/24/13	210,000	217,484	216,237
	CITIGROUP COMMERCIAL M GC17 A4	4.131% 11/10/2046 DD 12/01/13	500,000	533,008	523,490
	CITIGROUP COMMERCIAL M GC36 A5	3.616% 02/10/2049 DD 02/01/16	460,000	505,030	490,516
	CITIGROUP COMMERCIAL MOR P1 A5	3.717% 09/15/2048 DD 08/01/15	575,000	630,434	613,732
	CITIGROUP INC	3.300% 04/27/2025 DD 04/27/15	575,000	633,874	610,943
	CITIGROUP INC	VAR RT 05/15/2024 DD 05/14/20	185,000	185,000	187,066
	CITIGROUP INC	VAR RT 10/30/2024 DD 10/30/20	455,000	455,000	452,115
	CITIGROUP INC	VAR RT 11/03/2025 DD 11/03/21	235,000	235,000	234,420

COMM 2013-CCRE8 MORTGAG CR8 A4	3.334% 06/10/2046 DD 06/01/13	36,772	36,850	37,431
COMM 2014-CCRE15 MORTG CR15 AM	VAR RT 02/10/2047 DD 02/01/14	470,000	506,296	495,140
COMM 2014-CCRE20 MORTG CR20 A3	3.326% 11/10/2047 DD 10/01/14	520,413	556,293	535,641
CONNECTICUT LIGHT AND POWER CO	2.500% 01/15/2023 DD 01/15/13	1,050,000	1,022,343	1,064,732
CREDIT SUISSE AG/NEW YORK NY	2.800% 04/08/2022 DD 04/09/20	260,000	259,990	261,576
CREDIT SUISSE GROUP AG 144A	VAR RT 09/11/2025 DD 09/11/19	250,000	250,000	255,343
CUMMINS INC	0.750% 09/01/2025 DD 08/24/20	570,000	568,963	559,124
DEERE & CO	2.750% 04/15/2025 DD 03/30/20	505,000	549,420	527,750
DELL INTERNATIONAL LLC / EMC C	4.000% 07/15/2024 DD 01/15/21	320,000	318,589	339,616
DEUTSCHE BANK AG/NEW YORK NY	0.898% 05/28/2024 DD 05/28/21	480,000	480,000	475,901
DEUTSCHE BANK AG/NEW YORK NY	0.962% 11/08/2023 DD 11/08/21	605,000	605,000	603,990
DR HORTON INC	1.300% 10/15/2026 DD 08/05/21	810,000	809,344	791,419
DUKE ENERGY CORP	0.900% 09/15/2025 DD 09/11/20	590,000	589,711	573,604
ENTERGY LOUISIANA LLC	0.950% 10/01/2024 DD 10/01/21	655,000	654,018	647,933
EQUINIX INC	1.250% 07/15/2025 DD 06/22/20	390,000	389,103	382,652
EQUITABLE FINANCIAL LIFE 144A	0.800% 08/12/2024 DD 08/12/21	550,000	550,339	541,497
EXTENDED STAY AMERI ESH A 144A	VAR RT 07/15/2038 DD 07/08/21	308,396	308,396	308,803
FHLMC POOL #QB-5146	2.000% 11/01/2050 DD 10/01/20	65,062	67,491	64,952
FHLMC POOL #SD-0625	2.500% 05/01/2051 DD 05/01/21	166,374	172,366	170,086
FHLMC MULTICLASS MTG 4993 D	2.000% 09/25/2047 DD 06/01/20	310,000	321,007	312,378
FHLMC MULTICLASS MTG 5073 DG	1.500% 08/25/2038 DD 01/01/21	299,599	304,093	301,172
FHLMC MULTICLASS MTG K729 A2	3.136% 10/25/2024 DD 12/01/17	820,000	892,455	858,155
FIDELITY NATIONAL INFORMATION	1.150% 03/01/2026 DD 03/02/21	390,000	389,415	380,090
FIRST HORIZON CORP	3.550% 05/26/2023 DD 05/26/20	295,000	294,900	303,986
FNMA POOL #0AM8098	2.680% 05/01/2025 DD 05/01/15	310,000	335,720	322,195
FNMA POOL #0BR4087	2.000% 03/01/2051 DD 02/01/21	374,134	387,229	373,869
FNMA POOL #0BU2801	2.000% 11/01/2051 DD 11/01/21	349,357	350,067	349,137
FNMA POOL #0FM4959	2.000% 12/01/2050 DD 11/01/20	72,583	75,487	72,461
FNMA POOL #0FM7685	3.000% 06/01/2051 DD 06/01/21	163,158	172,080	170,057
FNMA POOL #0FM8360	2.500% 08/01/2051 DD 08/01/21	235,976	246,567	241,715
FNMA POOL #0MA4331	1.500% 04/01/2031 DD 04/01/21	1,765,917	1,795,578	1,786,542
FNMA POOL #0MA4334	2.500% 05/01/2041 DD 04/01/21	112,708	117,436	116,422
FNMA POOL #0MA4448	1.500% 09/01/2031 DD 09/01/21	716,480	731,146	724,863
FNMA POOL #0MA4476	1.500% 10/01/2031 DD 10/01/21	480,365	490,122	485,654
FNMA GTD REMIC P/T 20-10 LP	3.500% 03/25/2050 DD 02/01/20	122,934	129,234	128,919
FNMA GTD REMIC P/T 20-63 B	1.250% 09/25/2050 DD 08/01/20	97,183	97,912	95,611
FNMA GTD REMIC P/T 21-12 GC	3.500% 07/25/2050 DD 02/01/21	300,137	325,274	318,674
FORD CREDIT FLOORPLAN MAST 4 A	2.440% 09/15/2026 DD 09/20/19	105,000	96,567	108,368
FORTINET INC	1.000% 03/15/2026 DD 03/05/21	225,000	223,792	218,061
GENERAL MOTORS FINANCIAL CO IN	1.050% 03/08/2024 DD 04/09/21	455,000	454,791	452,711
GENERAL MOTORS FINANCIAL CO IN	1.200% 10/15/2024 DD 10/15/21	305,000	304,875	302,822
GNMA GTD REMIC P/T 21-105 DB	1.000% 06/20/2051 DD 06/01/21	307,736	296,052	292,731
GNMA GTD REMIC P/T 21-78 LA	1.000% 05/20/2051 DD 05/01/21	(226,277)	218,734	218,734
GNMA GTD REMIC P/T 21-91 MF	1.000% 05/20/2051 DD 05/01/21	(262,839)	253,968	254,056
GOLDMAN SACHS GROUP INC/THE	VAR RT 05/15/2026 DD 05/17/18	320,000	320,000	325,824
GOLDMAN SACHS GROUP INC/THE	VAR RT 10/21/2027 DD 10/21/21	500,000	500,000	498,100
GOLDMAN SACHS GROUP INC/THE	0.481% 01/27/2023 DD 01/27/21	250,000	250,000	249,380
GOLDMAN SACHS GROUP INC/THE	1.217% 12/06/2023 DD 12/06/21	675,000	675,000	676,546
GREAT-WEST LIFECO US FINA 144A	0.904% 08/12/2025 DD 08/12/20	635,000	635,000	617,188

GS MORTGAGE SECURI BOCA A 144A	VAR RT 06/15/2038 DD 06/26/19	350,000	350,000	349,783
GS MORTGAGE SECURITIES GS3 A4	2.850% 10/10/2049 DD 09/01/16	400,000	427,531	416,520
HEALTH CARE SERVICE CORP 144A	1.500% 06/01/2025 DD 06/01/20	495,000	493,837	494,094
HSBC HOLDINGS PLC	VAR RT 11/22/2024 DD 11/22/21	320,000	320,000	319,088
HSBC HOLDINGS PLC	VAR RT 05/24/2025 DD 05/24/21	300,000	300,082	296,430
HUNTINGTON NATIONAL BANK/THE	1.800% 02/03/2023 DD 02/04/20	525,000	524,559	530,303
HYUNDAI CAPITAL AMERICA 144A	1.650% 09/17/2026 DD 09/17/21	595,000	594,744	583,505
INFOR INC 144A	1.450% 07/15/2023 DD 06/05/20	300,000	299,907	300,939
INTUIT INC	0.650% 07/15/2023 DD 06/29/20	495,000	494,881	493,500
JPMBB COMMERCIAL MORTGA C21 A5	3.775% 08/15/2047 DD 07/01/14	1,000,000	1,072,578	1,052,920
JPMBB COMMERCIAL MORTGA C26 A3	3.231% 01/15/2048 DD 12/01/14	309,658	322,383	318,741
JPMORGAN CHASE & CO	VAR RT 06/01/2024 DD 05/27/20	350,000	350,000	352,688
KINDER MORGAN ENERGY PARTNERS	4.150% 02/01/2024 DD 08/05/13	295,000	311,665	310,375
LLOYDS BANKING GROUP PLC	4.050% 08/16/2023 DD 08/16/18	360,000	359,903	377,212
MACQUARIE BANK LTD 144A	2.300% 01/22/2025 DD 01/22/20	355,000	374,845	363,836
MACQUARIE GROUP LTD 144A	VAR RT 10/14/2025 DD 10/14/21	140,000	140,000	138,800
MARATHON PETROLEUM CORP	4.700% 05/01/2025 DD 04/27/20	210,000	209,591	229,186
MERCEDES-BENZ AUTO RECEIV 1 A4	0.730% 12/15/2027 DD 09/22/21	505,000	504,833	495,678
MERCK & CO INC	0.750% 02/24/2026 DD 06/24/20	445,000	442,762	436,403
METROPOLITAN LIFE GLOBAL 144A	1.950% 01/13/2023 DD 01/13/20	450,000	449,807	455,801
MITSUBISHI UFJ FINANCIAL GROUP	2.193% 02/25/2025 DD 02/25/20	525,000	549,392	535,610
MITSUBISHI UFJ FINANCIAL GROUP	VAR RT 07/19/2025 DD 07/20/21	515,000	515,000	508,784
MORGAN STANLEY	VAR RT 10/21/2025 DD 10/19/21	410,000	410,000	406,851
MORGAN STANLEY BANK OF C28 A4	3.544% 01/15/2049 DD 02/01/16	460,000	502,586	488,736
MORGAN STANLEY CAPITAL UBS8 A4	3.809% 12/15/2048 DD 12/01/15	265,000	293,280	283,669
NATIONAL SECURITIES CLEAR 144A	1.200% 04/23/2023 DD 04/23/20	415,000	414,610	417,859
NATIONAL SECURITIES CLEAR 144A	0.750% 12/07/2025 DD 12/07/20	250,000	249,193	243,440
NESTLE HOLDINGS INC 144A	0.375% 01/15/2024 DD 09/15/20	630,000	628,482	622,472
NORDEA BANK ABP 144A	1.000% 06/09/2023 DD 06/09/20	365,000	364,624	366,179
NORDEA BANK ABP 144A	0.750% 08/28/2025 DD 08/28/20	250,000	248,670	243,755
NORTHWESTERN MUTUAL GLOBA 144A	0.800% 01/14/2026 DD 01/14/21	475,000	474,164	461,539
NXP BV / NXP FUNDING LLC 144A	2.700% 05/01/2025 DD 05/01/20	175,000	174,853	180,842
ORACLE CORP	2.500% 04/01/2025 DD 04/01/20	570,000	606,902	583,589
PHILIP MORRIS INTERNATIONAL IN	1.125% 05/01/2023 DD 05/01/20	295,000	294,012	296,301
PINNACLE WEST CAPITAL CORP	1.300% 06/15/2025 DD 06/17/20	565,000	566,895	555,971
PNC BANK NA	2.625% 02/17/2022 DD 02/17/17	600,000	604,362	601,062
PROTECTIVE LIFE GLOBAL FU 144A	0.473% 01/12/2024 DD 01/12/21	410,000	410,000	404,568
PSNH FUNDING LLC 3 1 A1	3.094% 02/01/2026 DD 05/08/18	144,138	144,134	147,545
PUBLIC SERVICE ELECTRIC AND GA	0.950% 03/15/2026 DD 03/04/21	590,000	588,702	577,994
PUBLIC SERVICE ENTERPRISE GROU	0.841% 11/08/2023 DD 11/08/21	210,000	210,000	209,223
RALPH LAUREN CORP	1.700% 06/15/2022 DD 06/03/20	165,000	164,802	166,005
RELIANCE STANDARD LIFE GL 144A	2.500% 10/30/2024 DD 10/30/19	410,000	409,311	421,755
RELIANCE STANDARD LIFE GL 144A	1.512% 09/28/2026 DD 09/28/21	265,000	265,000	260,368
REPUBLIC SERVICES INC	0.875% 11/15/2025 DD 11/24/20	515,000	514,475	500,760
SALESFORCE.COM INC	3.250% 04/11/2023 DD 04/11/18	325,000	324,805	335,251
SILGAN HOLDINGS INC 144A	1.400% 04/01/2026 DD 02/10/21	330,000	329,819	321,935
SOCIETE GENERALE SA 144A	3.875% 03/28/2024 DD 03/28/19	415,000	442,647	436,696
SPRINT SPECTRUM CO LLC / 144A	4.738% 09/20/2029 DD 03/21/18	85,313	93,204	89,254
STANDARD CHARTERED PLC 144A	VAR RT 11/23/2025 DD 11/23/21	350,000	350,000	349,650

SUMITOMO MITSUI FINANCIAL GROU	1.402% 09/17/2026 DD 09/17/21	620,000	620,000	605,517
SWEDBANK AB 144A	0.600% 09/25/2023 DD 09/25/20	505,000	504,939	502,061
SYNCHRONY CREDIT CARD MAST 2 A	3.470% 05/15/2026 DD 06/01/18	295,000	313,921	305,632
TORONTO-DOMINION BANK/THE	0.550% 03/04/2024 DD 03/04/21	500,000	499,555	494,650
TORONTO-DOMINION BANK/THE	1.250% 09/10/2026 DD 09/10/21	620,000	618,741	609,485
TRANSCANADA PIPELINES LTD	1.000% 10/12/2024 DD 10/12/21	620,000	619,820	614,668
TRUIST FINANCIAL CORP	2.750% 04/01/2022 DD 03/21/17	815,000	806,043	818,293
U S TREASURY NOTE	0.125% 02/28/2023 DD 02/28/21	5,375,000	5,367,529	5,352,963
U S TREASURY NOTE	0.125% 04/30/2023 DD 04/30/21	1,600,000	1,595,578	1,591,504
U S TREASURY NOTE	0.625% 10/15/2024 DD 10/15/21	21,795,000	21,770,929	21,623,037
U S TREASURY NOTE	0.375% 10/31/2023 DD 10/31/21	6,600,000	6,580,108	6,561,852
U S TREASURY NOTE	1.375% 10/31/2028 DD 10/31/21	8,175,000	8,132,286	8,149,494
U S TREASURY NOTE	1.125% 10/31/2026 DD 10/31/21	7,340,000	7,322,704	7,295,813
UNILEVER CAPITAL CORP	0.375% 09/14/2023 DD 09/14/20	280,000	279,642	278,256
UNITED AIRLINES 2020-1 CLASS A	5.875% 04/15/2029 DD 10/28/20	447,133	496,877	489,879
US BANK NA/CINCINNATI OH	2.050% 01/21/2025 DD 01/21/20	640,000	638,637	654,797
USAA CAPITAL CORP 144A	1.500% 05/01/2023 DD 04/21/20	310,000	309,616	313,081
VALERO ENERGY CORP	3.400% 09/15/2026 DD 09/12/16	625,000	673,587	667,113
VERIZON COMMUNICATIONS INC	1.450% 03/20/2026 DD 03/22/21	505,000	504,005	502,707
VERIZON MASTER TRUST 1 A	0.500% 05/20/2027 DD 05/25/21	255,000	254,981	251,708
VERIZON OWNER TRUST 2020 A A1A	1.850% 07/22/2024 DD 01/29/20	425,000	424,950	428,183
VERIZON OWNER TRUST 2020-C C A	0.410% 04/21/2025 DD 11/02/20	645,000	644,895	642,052
VOLKSWAGEN AUTO LEASE TRU A A3	1.990% 11/21/2022 DD 10/04/19	92,160	92,158	92,337
WALT DISNEY CO/THE	1.750% 01/13/2026 DD 05/13/20	400,000	398,964	404,372
WELLS FARGO & CO	VAR RT 06/02/2024 DD 06/02/20	285,000	285,000	287,437
WILLIS NORTH AMERICA INC	3.600% 05/15/2024 DD 05/16/17	529,000	578,181	554,143
WORLD FINANCIAL NETWORK CR C A	2.210% 07/15/2026 DD 09/18/19	600,000	605,439	607,014
WORLD OMNI AUTO RECEIVABL D A4	3.440% 12/16/2024 DD 10/17/18	485,000	492,351	495,578
WORLD OMNI AUTOMOBILE LEA B A3	2.030% 11/15/2022 DD 08/21/19	48,707	48,193	48,765
ABBVIE INC	2.300% 11/21/2022 DD 05/21/20	535,000	534,476	542,517
ABBVIE INC	2.600% 11/21/2024 DD 05/21/20	255,000	254,773	264,662
ABN AMRO BANK NV 144A	VAR RT 06/16/2027 DD 06/16/21	300,000	300,000	294,231
AMEREN CORP	1.950% 03/15/2027 DD 11/18/21	225,000	224,957	225,785
AMERICAN EXPRESS CO	4.200% 11/06/2025 DD 11/06/18	90,000	89,800	99,013
AMERICAN INTERNATIONAL GROUP I	2.500% 06/30/2025 DD 05/11/20	350,000	349,622	361,039
AMERICAN TOWER CORP	2.400% 03/15/2025 DD 01/10/20	115,000	114,891	118,127
AMERICAN TOWER CORP	1.500% 01/31/2028 DD 11/20/20	355,000	354,897	339,913
AMERICAN TOWER CORP	1.450% 09/15/2026 DD 09/27/21	15,000	14,922	14,685
AMERICAN TRANSMISSION SYS 144A	2.650% 01/15/2032 DD 12/01/21	105,000	104,710	106,099
AMGEN INC	2.200% 02/21/2027 DD 02/21/20	100,000	99,787	102,421
AMGEN INC	2.450% 02/21/2030 DD 02/21/20	140,000	139,951	142,626
ANTHEM INC	2.375% 01/15/2025 DD 09/09/19	85,000	87,381	87,674
ANTHEM INC	3.125% 05/15/2022 DD 05/07/12	155,000	156,273	156,463
ANTHEM INC	1.500% 03/15/2026 DD 03/17/21	155,000	154,592	154,902
APPLE INC	1.200% 02/08/2028 DD 02/08/21	635,000	633,470	617,328
APPLE INC	1.400% 08/05/2028 DD 08/05/21	245,000	240,132	240,044
ARCHER-DANIELS-MIDLAND CO	3.250% 03/27/2030 DD 03/27/20	80,000	79,378	87,042
ARI FLEET LEASE TRUS B A3 144A	3.430% 08/16/2027 DD 09/27/18	138,000	137,979	139,325
ASTRAZENECA FINANCE LLC	1.750% 05/28/2028 DD 05/28/21	375,000	374,363	373,099

	AT&T INC	4.350% 03/01/2029 DD 02/19/19	30,000	29,852	33,726
	AT&T INC	2.750% 06/01/2031 DD 05/28/20	100,000	106,493	102,139
	AT&T INC	1.650% 02/01/2028 DD 08/04/20	10,000	9,987	9,796
	AT&T INC	1.700% 03/25/2026 DD 03/23/21	405,000	404,324	403,125
	AT&T INC	2.550% 12/01/2033 DD 06/01/21	218,000	214,920	213,514
	AUTOZONE INC	3.625% 04/15/2025 DD 03/30/20	160,000	159,859	170,686
	BACARDI LTD 144A	2.750% 07/15/2026 DD 07/14/16	120,000	126,638	123,418
	BACARDI LTD 144A	4.450% 05/15/2025 DD 04/30/18	155,000	174,282	168,034
	BANK OF AMERICA CORP	VAR RT 01/20/2028 DD 01/20/17	185,000	182,073	200,453
	BANK OF AMERICA CORP	VAR RT 04/24/2028 DD 04/24/17	170,000	170,000	184,606
	BANK OF AMERICA CORP	VAR RT 07/23/2024 DD 07/23/18	325,000	325,000	338,637
	BANK OF AMERICA CORP	VAR RT 12/20/2023 DD 12/20/17	53,000	53,010	54,099
	BANK OF AMERICA CORP	VAR RT 02/13/2031 DD 02/13/20	80,000	80,000	80,285
	BANK OF AMERICA CORP	VAR RT 06/19/2026 DD 06/19/20	225,000	225,000	222,710
	BANK OF AMERICA CORP	VAR RT 07/23/2031 DD 07/23/20	120,000	120,000	114,973
	BANK OF AMERICA CORP	VAR RT 10/24/2026 DD 10/21/20	270,000	270,000	264,740
	BANK OF AMERICA CORP	VAR RT 03/11/2032 DD 03/11/21	225,000	228,868	228,098
	BANK OF AMERICA CORP	VAR RT 03/11/2027 DD 03/11/21	310,000	310,000	307,988
	BANK OF AMERICA CORP	VAR RT 07/22/2027 DD 04/22/21	300,000	298,816	297,987
	BANK OF AMERICA CORP	VAR RT 04/22/2032 DD 04/22/21	35,000	35,292	35,559
	BANK OF AMERICA CORP	VAR RT 06/14/2029 DD 06/14/21	160,000	160,000	159,011
	BANK OF AMERICA CORP	VAR RT 10/20/2032 DD 10/20/21	100,000	100,000	100,600
*	BANK OF NEW YORK MELLON CORP/T	1.950% 08/23/2022 DD 08/23/19	65,000	64,979	65,634
*	BANK OF NEW YORK MELLON CORP/T	2.100% 10/24/2024 DD 10/24/19	235,000	234,589	241,094
	BAT CAPITAL CORP	2.789% 09/06/2024 DD 09/06/19	325,000	325,000	334,896
	BAT CAPITAL CORP	3.222% 08/15/2024 DD 08/15/18	15,000	15,000	15,593
	BAT CAPITAL CORP	3.557% 08/15/2027 DD 08/15/18	95,000	101,156	99,701
	BAXTER INTERNATIONAL INC 144A	1.915% 02/01/2027 DD 12/01/21	550,000	549,989	552,360
	BECTON DICKINSON AND CO	3.363% 06/06/2024 DD 06/06/17	34,000	32,662	35,602
	BENCHMARK 2019-B11 MORT B11 A2	3.410% 05/15/2052 DD 06/01/19	400,000	412,000	414,820
	BLACKROCK INC	1.900% 01/28/2031 DD 05/06/20	265,000	264,290	261,438
	BNP PARIBAS SA 144A	VAR RT 06/09/2026 DD 06/09/20	200,000	200,000	201,948
	BOC AVIATION USA CORP 144A	1.625% 04/29/2024 DD 04/29/21	200,000	199,400	199,720
	BOEING CO/THE	2.750% 02/01/2026 DD 11/02/20	285,000	294,519	293,291
	BOSTON SCIENTIFIC CORP	3.750% 03/01/2026 DD 02/25/19	315,000	343,469	338,559
	BOSTON SCIENTIFIC CORP	1.900% 06/01/2025 DD 05/18/20	80,000	79,962	80,930
	BP CAPITAL MARKETS AMERICA INC	3.633% 04/06/2030 DD 04/06/20	65,000	65,000	71,851
	BPCE SA 144A	VAR RT 10/19/2027 DD 10/19/21	300,000	298,521	297,084
	BRIGHTHOUSE FINANCIAL GLO 144A	1.550% 05/24/2026 DD 05/24/21	85,000	84,809	83,886
	BRIGHTHOUSE FINANCIAL GLO 144A	2.000% 06/28/2028 DD 06/28/21	55,000	54,936	54,131
	BRIGHTHOUSE FINANCIAL GLO 144A	1.200% 12/15/2023 DD 12/15/21	225,000	224,890	224,964
	BRISTOL-MYERS SQUIBB CO	1.125% 11/13/2027 DD 11/13/20	235,000	234,859	229,868
	BROADCOM INC	4.110% 09/15/2028 DD 05/21/20	212,000	211,232	232,598
	BROADCOM INC 144A	2.450% 02/15/2031 DD 01/19/21	35,000	34,719	34,355
	BROADCOM INC 144A	3.419% 04/15/2033 DD 03/31/21	408,000	409,818	428,208
	BROADCOM INC 144A	3.469% 04/15/2034 DD 03/31/21	5,000	5,000	5,237
	BROADCOM INC 144A	3.137% 11/15/2035 DD 09/30/21	243,000	241,467	244,820
	CANADIAN PACIFIC RAILWAY CO	1.750% 12/02/2026 DD 12/02/21	215,000	214,682	216,094
	CAPITAL ONE FINANCIAL CORP	VAR RT 11/02/2027 DD 11/02/21	375,000	375,000	373,309

CARMAX AUTO OWNER TRUST 2 4 A3	3.360% 09/15/2023 DD 10/24/18	50,446	50,445	50,802
CARRIER GLOBAL CORP	2.242% 02/15/2025 DD 08/15/20	130,000	130,000	133,169
CD 2016-CD1 MORTGAGE T CD1 ASB	2.622% 08/10/2049 DD 08/01/16	137,573	145,892	141,047
CDW LLC / CDW FINANCE CORP	2.670% 12/01/2026 DD 12/01/21	205,000	205,000	209,965
CHARTER COMMUNICATIONS OPERATI	4.464% 07/23/2022 DD 07/23/16	10,000	10,032	10,148
CHARTER COMMUNICATIONS OPERATI	4.908% 07/23/2025 DD 07/23/16	300,000	310,330	330,153
CHARTER COMMUNICATIONS OPERATI	3.750% 02/15/2028 DD 07/06/17	25,000	24,966	26,802
CHARTER COMMUNICATIONS OPERATI	4.200% 03/15/2028 DD 09/18/17	110,000	115,808	120,491
CHARTER COMMUNICATIONS OPERATI	5.050% 03/30/2029 DD 01/17/19	5,000	5,410	5,729
CHARTER COMMUNICATIONS OPERATI	2.300% 02/01/2032 DD 12/04/20	245,000	244,476	232,848
CIGNA CORP	3.050% 10/15/2027 DD 04/15/20	165,000	165,267	175,294
CIGNA CORP	0.613% 03/15/2024 DD 03/03/21	100,000	100,000	99,184
CITIGROUP COMMERCIAL MOR P1 A5	3.717% 09/15/2048 DD 08/01/15	264,000	285,594	281,783
CITIGROUP INC	4.450% 09/29/2027 DD 09/29/15	155,000	155,886	172,932
CITIGROUP INC	VAR RT 04/24/2025 DD 04/24/19	495,000	501,481	516,948
CITIGROUP INC	VAR RT 05/01/2025 DD 05/04/21	205,000	205,236	203,422
CITIGROUP INC	VAR RT 06/09/2027 DD 06/09/21	455,000	451,285	447,206
CITIGROUP INC	VAR RT 11/03/2025 DD 11/03/21	105,000	105,000	104,741
CITIGROUP INC	VAR RT 11/03/2032 DD 11/03/21	145,000	145,000	145,001
CLECO CORPORATE HOLDINGS LLC	3.375% 09/15/2029 DD 03/15/20	45,000	44,973	45,808
CNH EQUIPMENT TRUST 2018- B A4	3.370% 05/15/2024 DD 09/26/18	265,000	264,979	269,635
COCA-COLA CO/THE	2.000% 03/05/2031 DD 03/05/21	255,000	254,013	254,439
COCA-COLA CO/THE	2.250% 01/05/2032 DD 05/05/21	275,000	274,772	279,829
COMCAST CORP	3.150% 03/01/2026 DD 02/23/16	220,000	230,564	234,670
COMCAST CORP	3.375% 08/15/2025 DD 05/27/15	95,000	91,228	101,574
COMCAST CORP	3.950% 10/15/2025 DD 10/05/18	180,000	179,779	196,600
COMM 2013-LC6 MORTGAGE LC6 A4	2.941% 01/10/2046 DD 01/01/13	227,516	232,297	230,316
COMM 2015-CCRE26 MORTG CR26 A4	3.630% 10/10/2048 DD 10/01/15	453,000	466,201	482,798
COMM 2015-LC19 MORTGAG LC19 A4	3.183% 02/10/2048 DD 02/01/15	320,000	317,900	334,246
COMMIT TO PUR FNMA SF MTG	1.500% 01/01/2037 DD 01/01/22	2,200,000	—	779
COMMIT TO PUR FNMA SF MTG	2.000% 01/01/2052 DD 01/01/22	16,350,000	(2,844)	7,011
COMMIT TO PUR FNMA SF MTG	2.000% 02/01/2052 DD 02/01/22	8,050,000	—	7,863
COMMIT TO PUR FNMA SF MTG	2.500% 01/01/2052 DD 01/01/22	14,000,000	—	(4,802)
COMMIT TO PUR FNMA SF MTG	3.000% 01/01/2052 DD 01/01/22	1,600,000	—	604
COMMIT TO PUR FNMA SF MTG	3.500% 01/01/2052 DD 01/01/22	3,600,000	—	4,260
COMMIT TO PUR FNMA SF MTG	2.000% 01/01/2037 DD 01/01/22	—	949	949
COMMIT TO PUR FNMA SF MTG	3.000% 01/01/2037 DD 01/01/22	—	(176)	(176)
COMMIT TO PUR GNMA II JUMBOS	2.000% 01/20/2052 DD 01/01/22	6,000,000	—	(3,168)
COMMIT TO PUR GNMA II JUMBOS	2.500% 01/20/2052 DD 01/01/22	3,800,000	—	634
COMMONSPIRIT HEALTH	2.760% 10/01/2024 DD 08/21/19	65,000	65,000	67,050
CONAGRA BRANDS INC	1.375% 11/01/2027 DD 10/16/20	150,000	148,719	143,358
CONSTELLATION BRANDS INC	3.600% 02/15/2028 DD 02/07/18	44,000	44,062	47,542
CONSTELLATION BRANDS INC	4.650% 11/15/2028 DD 10/29/18	15,000	15,846	17,257
CONSTELLATION BRANDS INC	3.150% 08/01/2029 DD 07/29/19	98,000	93,511	103,455
CONSTELLATION BRANDS INC	2.250% 08/01/2031 DD 07/26/21	110,000	109,511	107,637
COX COMMUNICATIONS INC 144A	3.150% 08/15/2024 DD 08/07/17	2,000	1,971	2,085
COX COMMUNICATIONS INC 144A	2.600% 06/15/2031 DD 06/02/21	105,000	104,595	105,001
CROWN CASTLE INTERNATIONAL COR	3.200% 09/01/2024 DD 08/01/17	50,000	48,825	52,198
CSAIL 2015-C1 COMMERCIAL C1 A4	3.505% 04/15/2050 DD 03/01/15	372,000	396,747	390,775

CSAIL 2015-C3 COMMERCIAL C3 A3	3.447% 08/15/2048 DD 08/01/15	259,005	268,000	269,265
CVS HEALTH CORP	2.625% 08/15/2024 DD 08/15/19	75,000	74,614	77,672
CVS HEALTH CORP	2.875% 06/01/2026 DD 05/25/16	125,000	117,375	130,615
CVS HEALTH CORP	3.750% 04/01/2030 DD 03/31/20	65,000	65,469	71,331
DANSKE BANK A/S 144A	5.375% 01/12/2024 DD 01/16/19	200,000	199,596	215,326
DELL EQUIPMENT FINAN 2 A3 144A	0.570% 10/23/2023 DD 09/23/20	135,000	134,990	134,877
DEUTSCHE BANK AG/NEW YORK NY	0.898% 05/28/2024 DD 05/28/21	150,000	150,000	148,719
DISCOVERY COMMUNICATIONS LLC	3.800% 03/13/2024 DD 03/13/17	113,000	114,809	118,545
DISCOVERY COMMUNICATIONS LLC	3.950% 03/20/2028 DD 09/21/17	150,000	166,101	163,139
DUKE ENERGY CAROLINAS LLC	3.350% 05/15/2022 DD 11/08/18	90,000	89,794	90,958
DUKE ENERGY CAROLINAS LLC	2.550% 04/15/2031 DD 04/01/21	185,000	184,787	190,130
DUKE ENERGY CORP	3.750% 04/15/2024 DD 04/04/14	200,000	199,882	210,060
DUKE ENERGY CORP	2.550% 06/15/2031 DD 06/10/21	260,000	259,657	260,601
ENEL FINANCE INTERNATIONA 144A	1.375% 07/12/2026 DD 07/12/21	200,000	199,020	194,876
ENERGY TRANSFER LP	5.250% 04/15/2029 DD 01/15/19	90,000	89,810	103,171
ENERGY TRANSFER LP	3.750% 05/15/2030 DD 01/22/20	80,000	79,874	84,854
EQUIFAX INC	2.600% 12/15/2025 DD 04/27/20	159,000	160,345	164,619
EQUINIX INC	1.450% 05/15/2026 DD 05/17/21	305,000	304,561	299,114
EQUINOR ASA	3.125% 04/06/2030 DD 04/06/20	210,000	208,341	225,828
EQUINOR ASA	1.750% 01/22/2026 DD 05/22/20	95,000	94,619	95,623
EQUITABLE FINANCIAL LIFE 144A	1.300% 07/12/2026 DD 07/12/21	160,000	159,691	156,664
EQUITABLE FINANCIAL LIFE 144A	1.800% 03/08/2028 DD 03/08/21	360,000	359,035	354,301
EVERGY INC	2.450% 09/15/2024 DD 09/09/19	55,000	54,904	56,426
EVERGY INC	2.900% 09/15/2029 DD 09/09/19	115,000	114,846	117,821
EXELON CORP	4.050% 04/15/2030 DD 04/01/20	90,000	89,815	100,091
EXXON MOBIL CORP	3.482% 03/19/2030 DD 03/19/20	65,000	65,000	71,251
FHLMC POOL #A4-1215	5.000% 11/01/2035 DD 12/01/05	61,411	58,979	69,507
FHLMC POOL #A4-1297	5.000% 12/01/2035 DD 12/01/05	24,898	23,912	27,491
FHLMC POOL #A4-1833	5.000% 01/01/2036 DD 01/01/06	2,409	2,313	2,625
FHLMC POOL #A4-7715	5.000% 11/01/2035 DD 11/01/05	322	309	350
FHLMC POOL #A7-0631	5.000% 12/01/2037 DD 12/01/07	21,329	20,456	23,271
FHLMC POOL #A7-7292	5.000% 04/01/2038 DD 05/01/08	60,683	59,924	68,836
FHLMC POOL #A9-6129	4.000% 01/01/2041 DD 12/01/10	806,018	832,529	882,816
FHLMC POOL #G0-1940	5.000% 10/01/2035 DD 10/01/05	15,228	14,303	17,225
FHLMC POOL #G0-4214	5.500% 05/01/2038 DD 04/01/08	51,286	51,638	58,781
FHLMC POOL #G0-8741	3.000% 01/01/2047 DD 12/01/16	2,660,834	2,734,007	2,790,283
FHLMC POOL #G0-8796	3.500% 12/01/2047 DD 12/01/17	149,305	147,853	158,354
FHLMC POOL #G0-8804	3.500% 03/01/2048 DD 02/01/18	466,277	461,741	493,540
FHLMC POOL #G0-8816	3.500% 05/01/2048 DD 05/01/18	161,475	159,614	170,501
FHLMC POOL #Q4-6279	3.500% 02/01/2047 DD 02/01/17	112,157	110,773	119,454
FHLMC POOL #Q5-3034	3.500% 12/01/2047 DD 12/01/17	85,772	84,783	90,880
FHLMC POOL #Q5-5617	3.500% 04/01/2048 DD 04/01/18	126,986	125,523	134,868
FHLMC POOL #Q5-6545	3.500% 06/01/2048 DD 06/01/18	434,897	430,667	462,904
FHLMC POOL #RA-5615	2.000% 08/01/2051 DD 07/01/21	1,433,875	1,467,313	1,434,133
FHLMC POOL #SD-8036	3.000% 12/01/2049 DD 12/01/19	2,020,816	2,048,089	2,095,141
FHLMC POOL #SD-8160	2.000% 07/01/2051 DD 07/01/21	1,430,468	1,458,687	1,428,051
FHLMC MULTICLASS MTG 3883 PB	3.000% 05/15/2041 DD 06/01/11	51,111	50,907	53,480
FHLMC MULTICLASS MTG 4216 KQ	1.700% 10/15/2039 DD 06/01/13	72,480	72,078	73,049
FHLMC MULTICLASS MTG 4961 JB	2.500% 12/15/2042 DD 02/01/20	132,124	136,893	136,062

FIFTH THIRD BANCORP	2.375% 01/28/2025 DD 10/28/19	130,000	129,964	133,505
FIFTH THIRD BANCORP	VAR RT 11/01/2027 DD 11/01/21	375,000	375,000	370,613
FISERV INC	2.750% 07/01/2024 DD 06/24/19	280,000	279,530	289,666
FISERV INC	3.800% 10/01/2023 DD 09/25/18	235,000	234,892	245,678
FNMA POOL #0256315	5.500% 07/01/2036 DD 06/01/06	23,592	23,130	26,885
FNMA POOL #0725206	5.500% 02/01/2034 DD 02/01/04	46,925	53,460	52,220
FNMA POOL #0725222	5.500% 02/01/2034 DD 02/01/04	76,326	86,921	85,459
FNMA POOL #0725314	5.000% 04/01/2034 DD 03/01/04	20,095	19,087	22,646
FNMA POOL #0727187	5.500% 08/01/2033 DD 08/01/03	5,350	5,385	6,022
FNMA POOL #0733655	5.500% 09/01/2033 DD 08/01/03	16,063	16,168	18,167
FNMA POOL #0734847	5.500% 08/01/2033 DD 08/01/03	25,552	25,720	28,877
FNMA POOL #0735383	5.000% 04/01/2035 DD 03/01/05	186,971	209,367	210,955
FNMA POOL #0820263	5.000% 07/01/2035 DD 07/01/05	7,509	7,386	8,485
FNMA POOL #0825951	5.000% 07/01/2035 DD 06/01/05	9,878	9,716	10,800
FNMA POOL #0826955	5.000% 06/01/2035 DD 06/01/05	940	924	1,055
FNMA POOL #0828523	5.000% 07/01/2035 DD 07/01/05	15,265	15,014	17,252
FNMA POOL #0828547	5.000% 08/01/2035 DD 08/01/05	1,372	1,303	1,545
FNMA POOL #0828678	5.000% 07/01/2035 DD 07/01/05	8,727	8,583	9,622
FNMA POOL #0828712	5.000% 07/01/2035 DD 07/01/05	10,002	9,838	11,171
FNMA POOL #0830996	5.000% 08/01/2035 DD 07/01/05	9,477	9,322	10,349
FNMA POOL #0832013	5.000% 09/01/2035 DD 08/01/05	18,511	18,208	20,688
FNMA POOL #0832878	5.000% 09/01/2035 DD 08/01/05	24,111	23,316	27,245
FNMA POOL #0838778	5.000% 10/01/2035 DD 10/01/05	6,732	6,395	7,606
FNMA POOL #0840377	5.000% 11/01/2035 DD 11/01/05	3,824	3,632	4,227
FNMA POOL #0843360	5.000% 11/01/2035 DD 11/01/05	6,243	5,932	6,801
FNMA POOL #0844018	5.000% 11/01/2035 DD 10/01/05	23,355	22,185	26,388
FNMA POOL #0867065	5.000% 02/01/2036 DD 02/01/06	6,106	5,796	6,901
FNMA POOL #0882022	5.500% 05/01/2036 DD 05/01/06	982	963	1,107
FNMA POOL #0888023	5.500% 06/01/2036 DD 11/01/06	165,079	164,692	186,370
FNMA POOL #0888120	5.000% 10/01/2035 DD 12/01/06	50,940	49,257	57,557
FNMA POOL #0888635	5.500% 09/01/2036 DD 08/01/07	41,846	47,661	47,302
FNMA POOL #0893289	5.500% 08/01/2036 DD 08/01/06	10,101	9,913	11,198
FNMA POOL #0893363	5.000% 06/01/2036 DD 08/01/06	1,714	1,628	1,918
FNMA POOL #0900979	5.500% 09/01/2036 DD 09/01/06	5,952	5,842	6,599
FNMA POOL #0961876	5.000% 03/01/2038 DD 02/01/08	51,076	49,875	55,787
FNMA POOL #0AT2016	3.000% 04/01/2043 DD 04/01/13	384,652	388,258	407,327
FNMA POOL #0BJ8622	3.500% 05/01/2048 DD 04/01/18	24,338	24,125	25,706
FNMA POOL #0BK5010	3.500% 06/01/2048 DD 06/01/18	43,275	42,896	45,547
FNMA POOL #0BN5279	4.000% 02/01/2049 DD 02/01/19	543,377	554,245	577,648
FNMA POOL #0CA1191	3.500% 11/01/2047 DD 01/01/18	46,414	46,023	49,241
FNMA POOL #0MA4398	2.000% 08/01/2051 DD 07/01/21	1,429,533	1,457,733	1,427,117
FNMA GTD REMIC P/T 12-128 PD	1.500% 06/25/2042 DD 10/01/12	139,648	138,039	140,822
FNMA GTD REMIC P/T 12-18 GA	2.000% 12/25/2041 DD 02/01/12	61,035	57,687	61,940
FNMA GTD REMIC P/T 12-21 PQ	2.000% 09/25/2041 DD 02/01/12	35,163	33,289	35,663
FNMA GTD REMIC P/T 12-52 PA	3.500% 05/25/2042 DD 04/01/12	48,519	49,147	51,270
FNMA GTD REMIC P/T 12-75 KC	2.500% 12/25/2041 DD 06/01/12	56,304	54,624	57,330
FNMA GTD REMIC P/T 13-43 XP	1.500% 08/25/2041 DD 04/01/13	100,429	99,162	101,331
FNMA GTD REMIC P/T 13-77 BP	1.700% 06/25/2043 DD 06/01/13	67,282	66,882	67,858
FNMA GTD REMIC P/T 15-48 QB	3.000% 02/25/2043 DD 06/01/15	90,284	91,050	92,996

FNMA GTD REMIC P/T 16-11 GA	2.500% 03/25/2046 DD 02/01/16	78,892	76,476	81,511
FNMA GTD REMIC P/T 17-34 JK	3.000% 05/25/2047 DD 04/01/17	41,346	40,041	42,219
FNMA GTD REMIC P/T 18-23 LA	3.500% 04/25/2048 DD 03/01/18	104,463	105,483	109,692
FNMA GTD REMIC P/T 18-38 PC	3.500% 03/25/2045 DD 05/01/18	17,963	18,003	18,099
FNMA GTD REMIC P/T 18-77 PA	3.500% 02/25/2048 DD 09/01/18	32,206	32,065	33,285
FNMA GTD REMIC P/T 18-80 GD	3.500% 12/25/2047 DD 09/01/18	101,713	100,684	104,561
FNMA GTD REMIC P/T 19-6 GJ	3.000% 02/25/2049 DD 02/01/19	85,635	87,709	88,989
GENERAL MILLS INC	4.000% 04/17/2025 DD 04/17/18	130,000	141,886	139,642
GENERAL MOTORS CO	5.000% 10/01/2028 DD 09/10/18	75,000	74,974	86,066
GENERAL MOTORS CO	6.125% 10/01/2025 DD 05/12/20	60,000	59,939	68,954
GENERAL MOTORS FINANCIAL CO IN	4.300% 07/13/2025 DD 07/13/15	45,000	44,164	48,526
GENERAL MOTORS FINANCIAL CO IN	1.250% 01/08/2026 DD 01/08/21	80,000	79,846	78,312
GENERAL MOTORS FINANCIAL CO IN	1.500% 06/10/2026 DD 06/10/21	235,000	234,572	231,336
GEORGIA POWER CO	3.250% 03/30/2027 DD 03/03/17	122,000	125,065	128,609
GILEAD SCIENCES INC	1.200% 10/01/2027 DD 09/30/20	125,000	124,891	120,904
GLAXOSMITHKLINE CAPITAL INC	3.375% 05/15/2023 DD 05/15/18	220,000	218,968	227,836
GLOBAL PAYMENTS INC	2.650% 02/15/2025 DD 08/14/19	70,000	69,983	71,965
GLOBAL PAYMENTS INC	2.900% 05/15/2030 DD 05/15/20	145,000	144,526	147,778
GLOBAL PAYMENTS INC	1.200% 03/01/2026 DD 02/26/21	610,000	609,439	592,420
GLP CAPITAL LP / GLP FINANCING	5.300% 01/15/2029 DD 09/26/18	60,000	60,025	68,112
GLP CAPITAL LP / GLP FINANCING	3.250% 01/15/2032 DD 12/13/21	90,000	89,438	90,485
GM FINANCIAL CONSUMER AUT 3 A4	0.580% 01/16/2026 DD 08/19/20	95,000	94,999	94,041
GNMA POOL #0345910	6.000% 12/15/2023 DD 12/01/93	458	477	503
GNMA POOL #0427239	6.000% 01/15/2028 DD 01/01/98	408	425	448
GNMA POOL #0465541	6.000% 07/15/2028 DD 07/01/98	538	561	592
GNMA POOL #0486703	6.000% 11/15/2028 DD 11/01/98	373	388	419
GNMA POOL #0491289	6.000% 11/15/2028 DD 11/01/98	7,030	7,349	7,733
GNMA POOL #0596613	6.000% 10/15/2032 DD 10/01/02	255	263	281
GNMA POOL #0601319	6.000% 02/15/2033 DD 02/01/03	4,212	4,403	4,635
GNMA POOL #0739896	4.000% 01/15/2041 DD 01/01/11	47,266	51,045	50,966
GNMA POOL #0767263	4.000% 08/15/2041 DD 08/01/11	237,150	256,113	256,910
GNMA POOL #0770410	4.000% 06/15/2041 DD 06/01/11	14,626	15,810	15,875
GNMA POOL #0778693	4.000% 12/15/2041 DD 12/01/11	42,951	46,427	46,752
GNMA POOL #0781856	6.000% 08/15/2034 DD 01/01/05	76,359	79,002	88,614
GNMA POOL #0782071	7.000% 05/15/2033 DD 03/01/06	20,799	21,702	23,642
GNMA GTD REMIC P/T 13-37 LG	2.000% 01/20/2042 DD 03/01/13	75,270	70,236	76,339
GNMA GTD REMIC P/T 15-151 BA	1.700% 10/20/2045 DD 10/01/15	43,308	43,054	43,698
GNMA GTD REMIC P/T 15-56 LB	1.500% 04/16/2040 DD 04/01/15	83,331	82,563	83,774
GNMA II POOL #0MA4652	3.500% 08/20/2047 DD 08/01/17	661,924	689,331	695,258
GNMA II POOL #0MA4961	3.000% 01/20/2048 DD 01/01/18	108,461	104,737	113,018
GNMA II POOL #0MA5018	3.000% 02/20/2048 DD 02/01/18	1,077,308	1,040,317	1,119,290
GOLDMAN SACHS GROUP INC/THE	3.500% 11/16/2026 DD 11/16/16	230,000	212,920	245,228
GOLDMAN SACHS GROUP INC/THE	3.750% 02/25/2026 DD 02/25/16	185,000	193,221	199,325
GOLDMAN SACHS GROUP INC/THE	4.000% 03/03/2024 DD 03/03/14	80,000	79,758	84,829
GOLDMAN SACHS GROUP INC/THE	5.750% 01/24/2022 DD 01/24/12	130,000	138,318	130,391
GOLDMAN SACHS GROUP INC/THE	VAR RT 07/24/2023 DD 07/24/17	295,000	293,151	298,331
GOLDMAN SACHS GROUP INC/THE	VAR RT 04/22/2032 DD 04/22/21	365,000	365,000	368,037
GOLDMAN SACHS GROUP INC/THE	VAR RT 01/27/2032 DD 01/27/21	65,000	65,000	62,391
GOLDMAN SACHS GROUP INC/THE	VAR RT 02/12/2026 DD 02/12/21	55,000	55,000	53,944

GOLDMAN SACHS GROUP INC/THE	VAR RT 07/21/2032 DD 07/21/21	180,000	180,000	177,435
GOLDMAN SACHS GROUP INC/THE	VAR RT 10/21/2024 DD 10/21/21	125,000	125,000	124,476
GOLDMAN SACHS GROUP INC/THE	VAR RT 10/21/2027 DD 10/21/21	300,000	299,469	298,860
GOLDMAN SACHS GROUP INC/THE	VAR RT 10/21/2032 DD 10/21/21	25,000	25,000	25,186
HCA INC	2.375% 07/15/2031 DD 06/30/21	75,000	74,541	73,921
HOME DEPOT INC/THE	2.500% 04/15/2027 DD 03/30/20	40,000	39,805	41,740
HORMEL FOODS CORP	0.650% 06/03/2024 DD 06/03/21	125,000	124,978	124,051
HSBC HOLDINGS PLC	VAR RT 05/24/2027 DD 11/24/20	200,000	200,000	195,696
HSBC HOLDINGS PLC	VAR RT 06/19/2029 DD 06/19/18	510,000	601,086	571,771
HSBC HOLDINGS PLC	VAR RT 11/22/2024 DD 11/22/21	300,000	300,000	299,145
IHS MARKIT LTD 144A	4.750% 02/15/2025 DD 02/09/17	170,000	185,793	185,088
INTERNATIONAL BUSINESS MACHINE	3.000% 05/15/2024 DD 05/15/19	195,000	194,255	203,736
ITC HOLDINGS CORP 144A	2.950% 05/14/2030 DD 05/14/20	110,000	109,773	112,427
JBS FINANCE LUXEMBOURG SA 144A	2.500% 01/15/2027 DD 11/23/21	200,000	197,894	197,752
JOHN DEERE CAPITAL CORP	3.450% 06/07/2023 DD 06/07/18	85,000	84,953	88,108
JOHN DEERE CAPITAL CORP	0.700% 07/05/2023 DD 06/04/20	175,000	174,857	174,958
JPMBB COMMERCIAL MORTGA C32 A5	3.598% 11/15/2048 DD 10/01/15	322,000	351,219	339,588
JPMORGAN CHASE & CO	VAR RT 01/23/2029 DD 01/23/18	255,000	255,000	273,373
JPMORGAN CHASE & CO	VAR RT 01/29/2027 DD 01/29/19	440,000	440,000	475,649
JPMORGAN CHASE & CO	VAR RT 05/06/2030 DD 05/06/19	45,000	45,000	49,223
JPMORGAN CHASE & CO	VAR RT 07/23/2024 DD 07/23/18	345,000	345,000	359,583
JPMORGAN CHASE & CO	VAR RT 03/24/2031 DD 03/24/20	210,000	210,000	243,247
JPMORGAN CHASE & CO	VAR RT 02/16/2025 DD 02/16/21	75,000	75,000	73,927
JPMORGAN CHASE & CO	VAR RT 09/22/2027 DD 09/22/21	560,000	553,940	549,254
KELLOGG CO	3.250% 04/01/2026 DD 03/07/16	25,000	26,558	26,486
KYNDRYL HOLDINGS INC 144A	2.700% 10/15/2028 DD 10/15/21	190,000	189,844	184,042
L3HARRIS TECHNOLOGIES INC	4.400% 06/15/2028 DD 12/15/19	94,000	106,666	105,586
LAS VEGAS SANDS CORP	3.200% 08/08/2024 DD 07/31/19	80,000	79,937	81,463
LENNOX INTERNATIONAL INC	1.350% 08/01/2025 DD 07/30/20	120,000	119,890	118,508
LOWE'S COS INC	1.300% 04/15/2028 DD 10/22/20	90,000	89,936	86,324
LYB INTERNATIONAL FINANCE III	1.250% 10/01/2025 DD 10/08/20	84,000	83,734	82,617
MACQUARIE GROUP LTD 144A	VAR RT 09/23/2027 DD 06/23/21	185,000	185,000	181,378
MARSH & MCLENNAN COS INC	3.875% 03/15/2024 DD 01/15/19	105,000	105,096	111,069
MARSH & MCLENNAN COS INC	4.050% 10/15/2023 DD 09/27/13	140,000	139,448	146,559
MARSH & MCLENNAN COS INC	4.375% 03/15/2029 DD 01/15/19	35,000	35,055	39,930
MARVELL TECHNOLOGY INC	1.650% 04/15/2026 DD 04/12/21	150,000	149,706	148,308
MARVELL TECHNOLOGY INC	2.450% 04/15/2028 DD 04/12/21	100,000	99,981	101,503
MCDONALD'S CORP	1.450% 09/01/2025 DD 03/05/20	160,000	159,706	161,499
MERCK & CO INC	1.900% 12/10/2028 DD 12/10/21	95,000	94,833	95,474
MICROCHIP TECHNOLOGY INC	2.670% 09/01/2023 DD 05/29/20	170,000	170,000	173,638
MMAF EQUIPMENT FINA BA A3 144A	0.490% 08/14/2025 DD 09/23/20	100,000	99,999	98,992
MORGAN STANLEY	2.750% 05/19/2022 DD 05/19/17	200,000	199,582	201,790
MORGAN STANLEY	3.125% 07/27/2026 DD 07/25/16	570,000	566,836	604,154
MORGAN STANLEY	4.875% 11/01/2022 DD 10/23/12	20,000	20,161	20,675
MORGAN STANLEY	VAR RT 04/24/2024 DD 04/24/18	135,000	135,000	139,674
MORGAN STANLEY	VAR RT 07/22/2025 DD 07/23/19	290,000	290,000	298,903
MORGAN STANLEY	VAR RT 02/13/2032 DD 11/13/20	100,000	100,000	94,763
MORGAN STANLEY	VAR RT 04/28/2032 DD 01/25/21	270,000	270,000	258,290
MORGAN STANLEY	VAR RT 07/20/2027 DD 07/20/21	300,000	294,999	295,443

MORGAN STANLEY	VAR RT 10/21/2025 DD 10/19/21	95,000	95,000	94,270
MORGAN STANLEY	VAR RT 10/20/2032 DD 10/19/21	30,000	30,000	30,006
MORGAN STANLEY	VAR RT 05/04/2027 DD 04/22/21	270,000	270,000	267,262
MORGAN STANLEY BANK OF A C8 A4	3.134% 12/15/2048 DD 02/01/13	230,000	235,094	233,494
MORGAN STANLEY BANK OF C14 A5	4.064% 02/15/2047 DD 02/01/14	25,000	26,743	26,188
MORGAN STANLEY CAPITA UB11 ASB	2.606% 08/15/2049 DD 08/01/16	364,287	385,532	373,904
MPLX LP	4.125% 03/01/2027 DD 02/10/17	15,000	14,051	16,421
MPLX LP	1.750% 03/01/2026 DD 08/18/20	125,000	124,731	123,808
NATIONAL RURAL UTILITIES COOPE	3.700% 03/15/2029 DD 01/31/19	45,000	44,900	49,559
NATWEST GROUP PLC	VAR RT 06/14/2027 DD 06/14/21	200,000	200,000	197,368
NESTLE HOLDINGS INC 144A	3.350% 09/24/2023 DD 09/24/18	175,000	174,969	182,194
NISOURCE INC	0.950% 08/15/2025 DD 08/18/20	220,000	219,454	214,240
NISOURCE INC	3.490% 05/15/2027 DD 05/22/17	180,000	182,439	193,338
NVIDIA CORP	2.850% 04/01/2030 DD 03/31/20	145,000	144,462	154,163
NXP BV / NXP FUNDING LLC 144A	4.875% 03/01/2024 DD 12/06/18	265,000	267,241	284,711
NXP BV / NXP FUNDING LLC 144A	5.350% 03/01/2026 DD 12/06/18	89,000	98,645	100,600
NXP BV / NXP FUNDING LLC 144A	2.700% 05/01/2025 DD 05/01/20	395,000	394,668	408,185
ONCOR ELECTRIC DELIVERY C 144A	2.750% 05/15/2030 DD 11/15/21	195,000	204,163	202,792
ONEOK INC	3.400% 09/01/2029 DD 08/15/19	30,000	29,893	31,105
ORACLE CORP	2.500% 04/01/2025 DD 04/01/20	90,000	89,967	92,146
ORACLE CORP	2.950% 04/01/2030 DD 04/01/20	85,000	84,912	86,050
ORACLE CORP	2.300% 03/25/2028 DD 03/24/21	490,000	488,741	488,814
ORACLE CORP	2.875% 03/25/2031 DD 03/24/21	225,000	224,651	226,683
OTIS WORLDWIDE CORP	2.056% 04/05/2025 DD 02/27/20	295,000	295,527	300,027
PACIFIC GAS AND ELECTRIC CO	2.100% 08/01/2027 DD 06/19/20	400,000	399,256	386,444
PACIFIC GAS AND ELECTRIC CO	1.700% 11/15/2023 DD 11/15/21	220,000	219,729	220,524
PACIFICORP	3.500% 06/15/2029 DD 03/01/19	190,000	189,649	205,525
PACIFICORP	2.700% 09/15/2030 DD 04/08/20	10,000	9,982	10,306
PARAMOUNT GLOBAL	4.950% 01/15/2031 DD 04/01/20	25,000	24,509	29,811
PARAMOUNT GLOBAL	4.200% 05/19/2032 DD 05/19/20	25,000	24,349	28,232
PENSKE TRUCK LEASING CO L 144A	3.900% 02/01/2024 DD 05/10/18	35,000	34,929	36,773
PENSKE TRUCK LEASING CO L 144A	4.875% 07/11/2022 DD 07/13/12	155,000	159,446	158,365
PFIZER INC	1.700% 05/28/2030 DD 05/28/20	45,000	44,860	44,132
PFIZER INC	1.750% 08/18/2031 DD 08/18/21	210,000	209,292	205,309
PNC FINANCIAL SERVICES GROUP I	2.200% 11/01/2024 DD 11/01/19	175,000	174,942	179,743
PNC FINANCIAL SERVICES GROUP I	3.450% 04/23/2029 DD 04/22/19	170,000	169,728	185,264
PUGET ENERGY INC	4.100% 06/15/2030 DD 05/19/20	110,000	109,816	119,019
QORVO INC 144A	1.750% 12/15/2024 DD 12/14/21	180,000	179,665	180,115
RAYTHEON TECHNOLOGIES CORP	3.650% 08/16/2023 DD 08/16/18	4,000	4,000	4,159
RAYTHEON TECHNOLOGIES CORP	3.950% 08/16/2025 DD 08/16/18	40,000	39,932	43,386
REALTY INCOME CORP	3.400% 01/15/2028 DD 07/15/21	40,000	44,076	43,171
REALTY INCOME CORP	2.200% 06/15/2028 DD 06/15/21	20,000	20,630	20,204
ROYALTY PHARMA PLC	2.200% 09/02/2030 DD 03/02/21	335,000	335,314	324,608
ROYALTY PHARMA PLC	2.150% 09/02/2031 DD 07/26/21	265,000	260,397	250,632
SABINE PASS LIQUEFACTION LLC	5.750% 05/15/2024 DD 11/15/14	170,000	188,753	184,912
SABINE PASS LIQUEFACTION LLC	4.500% 05/15/2030 DD 11/15/20	10,000	9,974	11,291
SALESFORCE.COM INC	1.500% 07/15/2028 DD 07/12/21	105,000	104,458	103,807
SANTANDER CONSUMER BA A4 144A	0.540% 04/15/2025 DD 08/26/20	110,000	109,985	109,907
SANTANDER DRIVE AUTO RECE 4 A3	0.480% 07/15/2024 DD 11/24/20	68,473	68,463	68,488

SANTANDER HOLDINGS USA INC	3.700% 03/28/2022 DD 09/28/17	265,000	268,747	266,134
SEMPRA ENERGY	3.400% 02/01/2028 DD 01/12/18	115,000	119,184	122,508
SHERWIN-WILLIAMS CO/THE	2.750% 06/01/2022 DD 05/16/17	6,000	5,996	6,041
SIEMENS FINANCIERINGSMAAT 144A	1.200% 03/11/2026 DD 03/11/21	300,000	299,694	295,254
SKYWORKS SOLUTIONS INC	1.800% 06/01/2026 DD 05/26/21	35,000	34,983	34,658
SOCIETE GENERALE SA 144A	VAR RT 06/09/2027 DD 06/09/21	260,000	260,000	254,548
SOUTHERN CALIFORNIA EDISON CO	2.250% 06/01/2030 DD 03/09/20	125,000	125,404	123,481
SOUTHERN CALIFORNIA GAS CO	2.600% 06/15/2026 DD 06/03/16	130,000	129,748	135,047
SOUTHERN CO/THE	2.950% 07/01/2023 DD 05/24/16	195,000	198,992	199,715
SOUTHERN CO/THE	3.250% 07/01/2026 DD 05/24/16	175,000	164,176	185,218
SOUTHERN CO/THE	3.700% 04/30/2030 DD 04/03/20	165,000	172,865	179,619
STARBUCKS CORP	3.800% 08/15/2025 DD 08/10/18	70,000	69,325	75,552
STARBUCKS CORP	2.250% 03/12/2030 DD 03/12/20	250,000	248,535	248,495
STATE STREET CORP	VAR RT 11/01/2025 DD 11/01/19	200,000	200,000	206,174
STATE STREET CORP	VAR RT 12/03/2024 DD 12/03/18	65,000	65,000	68,439
TAKEDA PHARMACEUTICAL CO LTD	2.050% 03/31/2030 DD 07/09/20	200,000	199,608	196,066
TD SYNNEX CORP 144A	1.250% 08/09/2024 DD 08/09/21	380,000	379,734	375,771
TELEDYNE TECHNOLOGIES INC	0.950% 04/01/2024 DD 03/22/21	400,000	399,536	396,016
TEXAS EASTERN TRANSMISSIO 144A	3.500% 01/15/2028 DD 01/09/18	60,000	59,689	64,133
T-MOBILE USA INC	3.500% 04/15/2025 DD 04/15/21	130,000	130,978	137,787
T-MOBILE USA INC	3.750% 04/15/2027 DD 04/15/21	160,000	159,931	173,371
T-MOBILE USA INC	3.875% 04/15/2030 DD 04/15/21	75,000	74,459	82,135
T-MOBILE USA INC	1.500% 02/15/2026 DD 02/15/21	295,000	294,504	291,554
T-MOBILE USA INC	2.050% 02/15/2028 DD 02/15/21	40,000	41,064	39,737
T-MOBILE USA INC 144A	2.400% 03/15/2029 DD 12/06/21	15,000	14,990	15,159
TOYOTA AUTO RECEIVABLES 2 D A4	3.300% 02/15/2024 DD 11/07/18	175,000	174,964	177,986
TRANSCANADA PIPELINES LTD	4.100% 04/15/2030 DD 04/06/20	30,000	30,150	33,496
TRANSCANADA PIPELINES LTD	1.000% 10/12/2024 DD 10/12/21	165,000	164,952	163,581
TRUIST BANK	1.500% 03/10/2025 DD 03/09/20	250,000	249,485	251,543
TRUIST FINANCIAL CORP	2.500% 08/01/2024 DD 07/29/19	275,000	274,769	283,907
TRUIST FINANCIAL CORP	VAR RT 06/07/2029 DD 06/07/21	65,000	65,000	64,060
TYSON FOODS INC	4.000% 03/01/2026 DD 02/19/19	140,000	151,868	151,889
U S TREASURY BOND	6.875% 08/15/2025 DD 08/15/95	5,000	6,603	6,029
U S TREASURY NOTE	1.625% 08/31/2022 DD 08/31/17	16,385,000	16,536,933	16,532,793
U S TREASURY NOTE	2.625% 12/31/2023 DD 12/31/18	1,885,000	2,039,040	1,955,461
U S TREASURY NOTE	0.500% 03/15/2023 DD 03/15/20	741,000	745,776	741,289
U S TREASURY NOTE	0.125% 05/15/2023 DD 05/15/20	6,600,000	6,590,977	6,562,380
U S TREASURY NOTE	0.125% 10/15/2023 DD 10/15/20	7,100,000	7,088,352	7,029,852
U S TREASURY NOTE	0.375% 04/15/2024 DD 04/15/21	6,570,000	6,578,726	6,505,351
U S TREASURY NOTE	0.375% 07/15/2024 DD 07/15/21	6,955,000	6,934,971	6,870,497
U S TREASURY NOTE	0.750% 08/31/2026 DD 08/31/21	5,245,000	5,210,457	5,130,659
UBS COMMERCIAL MORTGAG C12 ASB	4.195% 08/15/2051 DD 08/01/18	200,000	223,078	218,376
UNICREDIT SPA 144A	VAR RT 06/03/2027 DD 06/03/21	200,000	200,000	194,962
UNION PACIFIC CORP	3.150% 03/01/2024 DD 02/19/19	55,000	54,954	57,338
UNION PACIFIC CORP	3.750% 07/15/2025 DD 06/08/18	145,000	144,994	156,697
UNION PACIFIC CORP	2.375% 05/20/2031 DD 05/20/21	35,000	35,000	35,716
UNITEDHEALTH GROUP INC	2.375% 08/15/2024 DD 07/25/19	135,000	134,966	139,818
UNITEDHEALTH GROUP INC	1.250% 01/15/2026 DD 05/18/20	40,000	39,845	39,868
US BANCORP	3.375% 02/05/2024 DD 02/04/19	65,000	64,982	68,148

VALERO ENERGY CORP	2.850% 04/15/2025 DD 04/16/20	40,000	39,970	41,436
VALERO ENERGY PARTNERS LP	4.500% 03/15/2028 DD 03/29/18	45,000	44,847	49,653
VERIZON COMMUNICATIONS IN 144A	2.355% 03/15/2032 DD 09/20/21	95,000	95,363	93,721
VERIZON COMMUNICATIONS INC	4.016% 12/03/2029 DD 06/03/19	152,000	156,913	170,564
VERIZON COMMUNICATIONS INC	4.125% 03/16/2027 DD 03/16/17	80,000	80,649	88,924
VERIZON COMMUNICATIONS INC	2.100% 03/22/2028 DD 03/22/21	75,000	74,966	75,203
VERIZON COMMUNICATIONS INC	2.550% 03/21/2031 DD 03/22/21	215,000	214,116	217,154
VIRGINIA ELECTRIC AND POWER CO	2.750% 03/15/2023 DD 03/14/13	340,000	339,912	345,838
WASTE MANAGEMENT INC	2.000% 06/01/2029 DD 05/12/21	60,000	59,995	59,995
WELLS FARGO & CO	3.000% 04/22/2026 DD 04/22/16	240,000	238,923	252,233
WELLS FARGO & CO	3.750% 01/24/2024 DD 01/24/19	175,000	179,241	183,894
WELLS FARGO & CO	4.125% 08/15/2023 DD 08/15/13	110,000	109,370	115,391
WELLS FARGO & CO	VAR RT 10/30/2025 DD 10/31/19	75,000	75,000	76,847
WELLTOWER INC	2.700% 02/15/2027 DD 12/16/19	80,000	79,914	83,395
WELLTOWER INC	4.000% 06/01/2025 DD 05/26/15	170,000	182,092	183,160
WESTINGHOUSE AIR BRAKE TECHNOL	3.200% 06/15/2025 DD 06/29/20	40,000	39,957	41,647
WFRBS COMMERCIAL MORTG LC14 A5	4.045% 03/15/2047 DD 02/01/14	85,000	90,814	89,042
WILLIAMS COS INC/THE	3.900% 01/15/2025 DD 06/27/14	90,000	89,856	95,669
WILLIS NORTH AMERICA INC	2.950% 09/15/2029 DD 09/10/19	50,000	49,910	51,232
WILLIS NORTH AMERICA INC	3.600% 05/15/2024 DD 05/16/17	110,000	110,160	115,228
WILLIS NORTH AMERICA INC	4.500% 09/15/2028 DD 09/10/18	155,000	170,988	173,385
XCEL ENERGY INC	1.750% 03/15/2027 DD 11/03/21	375,000	374,164	371,865
INTEREST BEARING CASH	TEMPORARY INVESTMENTS		20,412,236	20,412,236
TOTAL UNDERLYING ASSETS			$264,882,556	$265,073,360

MET TOWER LIFE 38025 - 70.0% of MARKET VALUE				$185,556,328
IGT INVESCO SHORT-TERM BOND FUND				132,861,356
FAIR VALUE MET TOWER LIFE 38025				318,417,684
MET TOWER LIFE 38025 - ADJUSTMENT FROM MARKET TO CONTRACT VALUE				(3,569,660)
MET TOWER LIFE 38025 - CONTRACT VALUE				$314,848,024

RGA RGA00036 - 30.0% of MARKET VALUE				$79,517,032
IGT INVESCO SHORT-TERM BOND FUND				199,322,066
FAIR VALUE RGA RGA00036				278,839,098
RGA RGA00036 - ADJUSTMENT FROM MARKET TO CONTRACT VALUE				(1,803,661)
RGA RGA00036 - CONTRACT VALUE				$277,035,437

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

23.1 *	Consent of BDO USA, LLP

* Filed herewith

SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN

DATE: June 17, 2022	BY: /s/ BRYAN JENDRETZKE
Bryan Jendretzke Global Benefits Director and Plan Administrator